Exhibit 99.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Pepco Holdings, Inc.

General Overview

PHI, a Delaware corporation incorporated in 2001, is a holding company that, through its regulated public utility subsidiaries, is engaged primarily in the transmission, distribution and default supply of electricity and the distribution and supply of natural gas (Power Delivery). Through Pepco Energy Services, PHI provides energy savings performance contracting services, high voltage underground transmission cabling, and construction and operations of combined heat and power and central energy plants.

Each of Power Delivery and Pepco Energy Services constitutes a separate segment for financial reporting purposes. Through its subsidiary Potomac Capital Investment Corporation (PCI), PHI maintained a portfolio of cross-border energy lease investments. PHI completed the termination of its interests in its cross-border energy lease investments during 2013. As a result, the cross-border energy lease investments, which comprised substantially all of the operations of the Other Non-Regulated segment, are being accounted for as discontinued operations. The remaining operations of the Other Non-Regulated segment, which no longer meet the definition of a separate segment for financial reporting purposes, are being included in Corporate and Other.

The following table sets forth the percentage contributions to consolidated operating revenue and operating income from continuing operations attributable to PHI segments:

	December 31,
	2012	2011	2010

Percentage of Consolidated Operating Revenue
Power Delivery	95%	94%	95%
Pepco Energy Services	6%	7%	6%
Corporate and Other	(1)%	(1)%	(1)%
Percentage of Consolidated Operating Income
Power Delivery	98%	90%	96%
Pepco Energy Services	(3)%	5%	5%
Corporate and Other	5%	5%	(1)%
Percentage of Power Delivery Operating Revenue
Power Delivery Electric	96%	95%	95%
Power Delivery Gas	4%	5%	5%

Power Delivery

Power Delivery Electric consists primarily of the transmission, distribution and default supply of electricity, and Power Delivery Gas consists of the delivery and supply of natural gas. Power Delivery represents a single operating segment for financial reporting purposes.

Each utility comprising Power Delivery is a regulated public utility in the jurisdictions that comprise its service territory. Each utility is responsible for the distribution of electricity and, in the case of DPL, natural gas in its service territory, for which it is paid tariff rates established by the applicable local public service commission in each jurisdiction. Each utility also supplies electricity at regulated rates to retail customers in its service territory who do not elect to purchase electricity from a competitive energy supplier. The regulatory term for this supply service is Standard Offer Service (SOS) in Delaware, the District of Columbia and Maryland, and Basic Generation Service (BGS) in New Jersey. In this report, these supply service obligations are referred to generally as Default Electricity Supply.

Each of Potomac Electric Power Company (Pepco), Delmarva Power & Light Company (DPL) and Atlantic City Electric Company (ACE) is responsible for the transmission of wholesale electricity into and across its service territory. The rates each utility is permitted to charge for the wholesale transmission of electricity are regulated by the Federal Energy Regulatory Commission (FERC). Transmission rates are updated annually based on a FERC-approved formula methodology.

The profitability of Power Delivery depends on its ability to recover costs and earn a reasonable return on its capital investments through the rates it is permitted to charge. Operating results also can be affected by economic conditions, energy prices, the impact of energy efficiency measures on customer usage of electricity and weather.

Power Delivery’s results historically have been seasonal, generally producing higher revenue and income in the warmest and coldest periods of the year. For retail customers of Pepco and DPL in Maryland and of Pepco in the District of Columbia, revenue is not affected by unseasonably warmer or colder weather because a Bill Stabilization Adjustment (BSA) for retail customers was implemented that provides for a fixed distribution charge per customer rather than a charge based upon energy usage. The BSA has the effect of decoupling the distribution revenue recognized in a reporting period from the amount of power delivered during the period. As a result, the only factors that will cause distribution revenue from retail customers in Maryland and the District of Columbia to fluctuate from period to period are changes in the number of customers and changes in the approved distribution charge per customer. A comparable revenue decoupling mechanism for DPL electricity and natural gas customers in Delaware is under consideration by the Delaware Public Service Commission (DPSC).

In accounting for the BSA in Maryland and the District of Columbia, a Revenue Decoupling Adjustment (an adjustment equal to the amount by which revenue from distribution sales differs from the revenue that Pepco and DPL are entitled to earn based on the approved distribution charge per customer) is recorded representing either (i) a positive adjustment equal to the amount by which revenue from retail distribution sales falls short of the revenue that Pepco and DPL are entitled to earn based on the approved distribution charge per customer or (ii) a negative adjustment equal to the amount by which revenue from such distribution sales exceeds the revenue that Pepco and DPL are entitled to earn based on the approved distribution charge per customer.

Since 2010, PHI has implemented comprehensive reliability enhancement plans which include various initiatives to improve electrical system reliability, including:

•	the identification and upgrading of under-performing feeder lines;

•	the addition of new facilities to support load;

•	the installation of distribution automation systems on both the overhead and underground network systems;

•	the rejuvenation and replacement of underground residential cables;

•	selective undergrounding of portions of existing above-ground primary feeder lines, where appropriate to improve reliability;

•	improvements to substation supply lines; and

•	enhanced vegetation management.

PHI’s capital expenditures for continuing reliability enhancement efforts are included in the table of projected capital expenditures within “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Capital Resources and Liquidity – Capital Requirements – Capital Expenditures.”

Power Delivery Initiatives and Activities

Smart Grid

PHI is building a “smart grid” which is designed to meet the challenges of rising energy costs, concerns about the environment, reliability improvement, providing timely and accurate customer information and meeting government energy reduction goals. The installation of smart meters is subject to the approval of applicable state regulators. The District of Columbia Public Service Commission (DCPSC), Maryland Public Service Commission (MPSC) and DPSC have approved the creation of regulatory assets to defer AMI costs between rate cases, as well as the accrual of returns on the deferred costs. Thus, these costs will be recovered in the future through base rates. Approval of advanced metering infrastructure (AMI) has been deferred by the New Jersey Board of Public Utilities (NJBPU) for ACE in New Jersey.

In April 2010, PHI signed agreements to formalize $168 million in awards from the U.S. Department of Energy to support the rollout of smart grid initiatives. In the Pepco service area, $149 million was awarded for AMI, direct load control, distribution automation and communications infrastructure, while in the Atlantic City Electric service area, $19 million was awarded for direct load control, distribution automation and communications infrastructure. The grants effectively reduce the project costs of these initiatives. The cumulative award payments received by Pepco and ACE as of December 31, 2012, were $115 million and $13 million, respectively.

For projected 2013 through 2017 capital expenditures associated with the smart grid, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Capital Resources and Liquidity – Capital Requirements.”

Regulatory Lag

An important factor in the ability of each of Pepco, DPL and ACE to earn its authorized rate of return is the willingness of applicable public service commissions to adequately recognize forward-looking costs in the utility’s rate structure in order to address the shortfall in revenues due to the delay in time or “lag” between when costs are incurred and when they are reflected in rates. This delay is commonly known as “regulatory lag.” Each of Pepco, DPL and ACE is currently experiencing significant regulatory lag because its investment in the rate base and its operating expenses are outpacing revenue growth.

In an effort to minimize the effects of regulatory lag, Pepco’s and DPL’s Delaware, District of Columbia and Maryland base rate case filings in 2011 each included a request for approval from the applicable state regulatory commissions of (i) a reliability investment recovery mechanism (RIM) to recover reliability-related capital expenditures incurred between base rate cases and (ii) the use by the applicable utility of fully forecasted test years in future base rate cases. See Note (7), “Regulatory Matters – Rate Proceedings,” to the consolidated financial statements of PHI for a discussion of each of these mechanisms. In both the Pepco and DPL base rate case orders in Maryland, the MPSC did not approve Pepco’s and DPL’s requests to implement the RIM and did not endorse the use by Pepco and DPL of fully forecasted test years in future rate cases. However, the MPSC did permit an adjustment to the rate base of Pepco and DPL to reflect the actual cost of reliability plant additions outside the test year. In the District of Columbia, the DCPSC denied Pepco’s request for approval of a RIM, and reserved final judgment on the appropriateness of the use by Pepco of a fully forecasted test year in future rate cases. In Delaware, a settlement agreement approved by the DPSC in DPL’s electric distribution base rate case did not include approval of a RIM or the use of fully forecasted test years in future DPL rate cases, but it did provide that the parties will meet and discuss alternate regulatory methodologies for the mitigation of regulatory lag.

Each of PHI’s utility subsidiaries will continue to seek cost recovery from applicable public service commissions to reduce the effects of regulatory lag. There can be no assurance that any attempts by PHI’s utility subsidiaries to mitigate regulatory lag will be approved, or that even if approved, the cost recovery mechanisms will fully mitigate the effects of regulatory lag. Until such time as any cost recovery mechanisms are approved, PHI’s utility subsidiaries plan to file rate cases at least annually in an effort to align more closely the revenue and cash flow levels of PHI’s utility subsidiaries with other operation and maintenance spending and capital investments. In addition to the electric distribution base rate cases filed by Pepco and to be filed by DPL in the first quarter of 2013 in Maryland, DPL filed a natural gas distribution case on December 7, 2012 and ACE filed an electric distribution base rate case on December 11, 2012. Additionally, Pepco intends to file its next electric distribution base rate case with the DCPSC, and DPL with the DPSC, in the first quarter of 2013.

MAPP Project

On August 24, 2012, the board of PJM terminated the MAPP project and removed it from PJM’s regional transmission expansion plan. PHI had been directed to construct the MAPP project, a 152-mile high-voltage interstate transmission line, to address the reliability needs of the region’s transmission system. PHI had included in its five-year projected capital expenditures $205 million of MAPP-related expenditures for the period from 2012 to 2016. PHI has updated its five-year projected capital expenditures to remove MAPP-related expenditures to reflect the PJM decision. See “Capital Resources and Liquidity – Capital Requirements – Capital Expenditures” for a discussion of PHI’s projected capital expenditures. As of December 31, 2012, PHI’s total capital expenditures related to the MAPP project were approximately $102 million. In a 2008 FERC order approving incentives for the MAPP project, FERC authorized the recovery of prudently incurred abandoned costs in connection with the MAPP project. Consistent with this order, on December 21, 2012, PHI submitted a filing to FERC seeking recovery over a period of five years of approximately $88 million of abandoned MAPP capital expenditures. The FERC filing addressed, among other things, the prudence of the recoverable costs incurred, the proposed period over which the abandoned costs are to be amortized and the rate of return on these costs during the recovery period (see Note (7), “Regulatory Matters – MAPP Project” to the consolidated financial statements of PHI for additional information).

As of December 31, 2012, PHI had placed in service approximately $11 million of its total capital expenditures with respect to the MAPP project, which represented upgrades of existing substation assets that were expected to support the MAPP transmission line, transferred approximately $3 million of materials to inventories for use on other projects and reclassified the remaining $88 million of capital expenditures to a regulatory asset. The regulatory asset includes the costs of land, land rights, supplies and materials, engineering and design, environmental services, and project management and administration. PHI intends to reduce the regulatory asset by any amounts recovered from the sale or alternative use of the land, land rights, supplies and materials.

Pepco Energy Services

Since 2010, Pepco Energy Services has been focused on growing its energy savings performance contracting services business in the federal, state and local government markets. Activity in the state and local government markets, which are Pepco Energy Services’ largest markets, slowed significantly in 2012, due to, among other factors, lower energy prices that have lessened the economic benefits of energy savings projects and the reluctance of state and local governments to incur new debt associated with these projects. As a result of the slowdown, Pepco Energy Services believes that new business in these markets will remain challenged for the foreseeable future. Consequently, Pepco Energy Services reduced resources and personnel and limited geographic expansion in the energy savings services business, and has refocused its existing resources on developing business in the federal government market and continuing to pursue combined heat and power projects.

PHI guarantees the obligations of Pepco Energy Services under certain of its energy savings performance, combined heat and power and construction contracts. At December 31, 2012, PHI’s guarantees of Pepco Energy Services’ obligations under these contracts totaled $198 million.

During 2012, Pepco Energy Services deactivated its Buzzard Point and Benning Road oil-fired generation facilities. Pepco Energy Services has placed the facilities into an idle condition termed a “cold closure.” A cold closure requires that the utility service be disconnected so that the facilities are no longer operable and that the facilities require only essential maintenance until they are completely decommissioned.

Other Non-Regulated

Between 1990 and 1999, PCI, through various subsidiaries, entered into certain transactions involving investments in aircraft and aircraft equipment, railcars and other assets. In connection with these transactions, PCI recorded deferred tax assets in prior years of $101 million in the aggregate. Following events that took place during the first quarter of 2013, which included (i) court decisions in favor of the IRS with respect to both Consolidated Edison’s cross-border lease transaction and another taxpayer’s structured transactions, (ii) the change in PHI’s tax position with respect to the tax benefits associated with its cross-border energy leases, and (iii) PHI’s decision in March 2013 to begin to pursue the early termination of its remaining cross-border energy lease investments (which represented a substantial portion of the remaining assets within PCI) without the intent to reinvest these proceeds in income-producing assets, management evaluated the likelihood that PCI will be able to realize the $101 million of deferred tax assets in the future. Based on this evaluation, PCI established valuation allowances against these deferred tax assets totaling $101 million in the first quarter of 2013.

Discontinued Operations

In this Management’s Discussion and Analysis of Financial Condition and Results of Operations, all references to continuing operations exclude the following discontinued operations.

Cross-Border Energy Lease Investments

Through its subsidiary PCI, PHI held a portfolio of cross-border energy lease investments. During July 2013, PHI completed the termination of its interest in its cross-border energy lease investments. With the completion of the termination of the cross-border energy leases, the cross-border energy lease investments are being accounted for as discontinued operations.

As discussed in Note (16), “Commitments and Contingencies – PHI’s Cross-Border Energy Lease Investments,” PHI is involved in ongoing litigation with the IRS concerning certain benefits associated with previously held investments in cross-border energy leases. On January 9, 2013, the U.S. Court of Appeals for the Federal Circuit issued an opinion in Consolidated Edison Company of New York, Inc. & Subsidiaries v. United States (to which PHI is not a party) that disallowed tax benefits associated with Consolidated Edison’s cross-border lease transaction. As a result of the court’s ruling in this case, PHI determined in the first quarter of 2013 that its tax position with respect to the benefits associated with its cross-border energy leases no longer met the more-likely-than-not standard of recognition for accounting purposes, and PCI recorded non-cash charges of $323 million (after-tax) in the first quarter of 2013 and $6 million (after-tax) in the second quarter of 2013, consisting of the following components:

•	A non-cash pre-tax charge of $373 million ($313 million after-tax) to reduce the carrying value of these cross-border energy lease investments under Financial Accounting Standards Board (FASB) guidance on leases (Accounting Standards Codification (ASC) 840). This pre-tax charge was originally recorded in the consolidated statement of income as a reduction in operating revenue and is now reflected in income (loss) from discontinued operations, net of income taxes.

•	A non-cash charge of $16 million after-tax to reflect the anticipated additional net interest expense under FASB guidance for income taxes (ASC 740), related to estimated federal and state income tax obligations for the period over which the tax benefits may be disallowed. This after-tax charge was originally recorded in the consolidated statement of income as an increase in income tax expense and is now reflected in income (loss) from discontinued operations, net of income taxes. The after-tax interest charge for PHI on a consolidated basis was $70 million and this amount was allocated to each member of PHI’s consolidated group as if each member was a separate taxpayer, resulting in the recognition of a $12 million interest benefit for the Power Delivery segment and interest expense of $16 million for PCI and $66 million for Corporate and Other, respectively.

Pepco Energy Services

In December 2009, PHI announced the wind-down of the retail energy supply component of the Pepco Energy Services business which was comprised of the retail electric and natural gas supply businesses. Pepco Energy Services implemented the wind-down by not entering into any new retail electric or natural gas supply contracts while continuing to perform under its existing retail electric and natural gas supply contracts through their respective expiration dates. On March 21, 2013, Pepco Energy Services entered into an agreement whereby a third party assumed all the rights and obligations of the remaining retail natural gas supply customer contracts, and the associated supply obligations, inventory and derivative contracts. The transaction was completed on April 1, 2013. In addition, Pepco Energy Services completed the wind-down of its retail electric supply business in the second quarter of 2013 by terminating its remaining customer supply and wholesale purchase obligations beyond June 30, 2013.

The operations of Pepco Energy Services’ retail electric and natural gas supply businesses have been classified as discontinued operations and are no longer a part of the Pepco Energy Services segment for financial reporting purposes.

Conectiv Energy

In April 2010, the Board of Directors approved a plan for the disposition of PHI’s competitive wholesale power generation, marketing and supply business, which had been conducted through Conectiv Energy. On July 1, 2010, PHI completed the sale of Conectiv Energy’s wholesale power generation business to Calpine for $1.64 billion. The disposition of Conectiv Energy’s remaining assets and businesses not included in the Calpine sale, including its load service supply contracts, energy hedging portfolio and certain tolling agreements, has been completed. The former operations of Conectiv Energy, which previously comprised a separate segment for financial reporting purposes, have been classified as a discontinued operation in PHI’s consolidated financial statements, and the business is no longer treated as a separate segment for financial reporting purposes.

Earnings Overview

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

	2012	2011	Change

Power Delivery	$235	$210	$25
Pepco Energy Services	(8)	22	(30)
Corporate and Other	(9)	(10)	1

Net Income from Continuing Operations	218	222	(4)
Discontinued Operations	67	35	32

Total PHI Net Income	$285	$257	$28

Net income from continuing operations for the year ended December 31, 2012 was $218 million, or $0.95 per share ($0.95 per share on a diluted basis), compared to $222 million, or $0.98 per share ($0.98 per share on a diluted basis), for the year ended December 31, 2011.

Net income from discontinued operations for the year ended December 31, 2012 was $67 million, or $0.30 per share ($0.29 per share on a diluted basis), compared to $35 million, or $0.16 per share ($0.16 per share on a diluted basis), for the year ended December 31, 2011.

Discussion of Operating Segment Net Income Variances:

Power Delivery’s $25 million increase in earnings was primarily due to the following:

•	An increase of $27 million from electric distribution base rate increases (Pepco in the District of Columbia and Maryland, DPL in Maryland and Delaware and ACE in New Jersey) and the DPL gas distribution rate increase in Delaware.

•	An increase of $15 million from higher transmission revenue, primarily attributable to higher rates effective June 1, 2012 and June 1, 2011, related to increases in transmission plant investment.

•	An increase of $5 million primarily due to the net effect of income tax benefits resulting from changes in estimates and interest related to uncertain and effectively settled income tax positions.

•	A decrease of $7 million due to higher interest expense resulting from an increase in outstanding debt.

•	A decrease of $7 million associated with Default Electricity Supply margins for Pepco and DPL, primarily due to regulatory approvals by the respective public service commissions in the District of Columbia, Maryland and Delaware in 2011 of adjustments providing for recovery of higher cash working capital, administrative costs and miscellaneous taxes, partially offset by favorable Default Electricity Supply margin adjustments in 2012 related to the under-recognition of allowed revenues on procurement and transmission taxes in Delaware.

•	A decrease of $7 million due to higher operation and maintenance expenses, primarily associated with higher customer support service and system support costs and higher employee-related costs in 2012, and a reduction in self-insurance reserves in 2011, partially offset by regulatory approval in 2012 for the establishment of regulatory assets for recovery of 2011 storm restoration costs and regulatory expenses.

Pepco Energy Services’ $30 million decrease in earnings was primarily due to lower energy services construction activity, the closure of its oil-fired generation facilities and asset impairment charges in 2012.

Corporate and Other’s $1 million decrease in net loss was primarily due to the write-off of an equity investment in 2011, partially offset by higher interest expense in 2012.

Discussion of Discontinued Operations Variance:

Net income from discontinued operations for the year ended December 31, 2012 increased by $32 million as a result of the following:

•	An increase of $24 million primarily due to higher gross margins from Pepco Energy Services’ retail electric and natural gas supply businesses attributable to gains from mark-to-market accounting for derivatives used to manage commodity price risk, partially offset by reduced sales volumes associated with the ongoing wind-down of the businesses.

•	An increase of $6 million due to higher gains recorded on the early termination of certain cross-border energy leases ($9 million in 2012, as compared to $3 million in 2011).

•	An increase of $3 million resulting from the recognition of a loss in 2011 related to the disposition of the remaining assets and businesses of Conectiv Energy not included in the Calpine sale.

The following results of operations discussion is for the year ended December 31, 2012, compared to the year ended December 31, 2011. All amounts in the tables (except sales and customers) are in millions of dollars.

Continuing Operations

Operating Revenue

A detail of the components of PHI’s consolidated operating revenue is as follows:

	2012	2011	Change
Power Delivery	$4,378	$4,650	$(272)
Pepco Energy Services	256	330	(74)
Corporate and Other	(9)	(16)	7

Total Operating Revenue	$4,625	$4,964	$(339)

Power Delivery

The following table categorizes Power Delivery’s operating revenue by type of revenue.

	2012	2011	Change
Regulated T&D Electric Revenue	$2,006	$1,891	$115
Default Electricity Supply Revenue	2,124	2,462	(338)
Other Electric Revenue	65	67	(2)

Total Electric Operating Revenue	4,195	4,420	(225)

Regulated Gas Revenue	151	183	(32)
Other Gas Revenue	32	47	(15)

Total Gas Operating Revenue	183	230	(47)

Total Power Delivery Operating Revenue	$4,378	$4,650	$(272)

Regulated T&D Electric Revenue includes revenue from the distribution of electricity, including the distribution of Default Electricity Supply, by PHI’s utility subsidiaries to customers within their service territories at regulated rates. Regulated T&D Electric Revenue also includes transmission service revenue that PHI’s utility subsidiaries receive as transmission owners from PJM at rates regulated by FERC. Transmission rates are updated annually based on a FERC-approved formula methodology.

Default Electricity Supply Revenue is the revenue received from the supply of electricity by PHI’s utility subsidiaries at regulated rates to retail customers who do not elect to purchase electricity from a competitive energy supplier. The costs related to Default Electricity Supply are included in Fuel and Purchased Energy. Default Electricity Supply Revenue also includes revenue from Transition Bond Charges that ACE receives, and pays to ACE Funding, to fund the principal and interest payments on Transition Bonds issued by ACE Funding, and revenue in the form of transmission enhancement credits that PHI utility subsidiaries receive as transmission owners from PJM for approved regional transmission expansion plan costs.

Other Electric Revenue includes work and services performed on behalf of customers, including other utilities, which is generally not subject to price regulation. Work and services include mutual assistance to other utilities, highway relocation, rentals of pole attachments, late payment fees and collection fees.

Regulated Gas Revenue includes the revenue DPL receives from on-system natural gas delivered sales and the transportation of natural gas for customers within its service territory at regulated rates.

Other Gas Revenue consists of DPL’s off-system natural gas sales and the short-term release of interstate pipeline transportation and storage capacity not needed to serve customers. Off-system sales are made possible when low demand for natural gas by regulated customers creates excess pipeline capacity.

Regulated T&D Electric

	2012	2011	Change
Regulated T&D Electric Revenue
Residential	$722	$683	$39
Commercial and industrial	923	884	39
Transmission and other	361	324	37

Total Regulated T&D Electric Revenue	$2,006	$1,891	$115

	2012	2011	Change
Regulated T&D Electric Sales (Gigawatt hour (GWh))

Residential	17,150	17,728	(578)
Commercial and industrial	30,734	31,282	(548)
Transmission and other	258	256	2

Total Regulated T&D Electric Sales	48,142	49,266	(1,124)

	2012	2011	Change
Regulated T&D Electric Customers (in thousands)

Residential	1,641	1,636	5
Commercial and industrial	198	198	—
Transmission and other	2	2	—

Total Regulated T&D Electric Customers	1,841	1,836	5

The Pepco, DPL and ACE service territories are located within a corridor extending from the District of Columbia to southern New Jersey. These service territories are economically diverse and include key industries that contribute to the regional economic base:

•	Commercial activities in the region include banking and other professional services, government, insurance, real estate, shopping malls, casinos, stand alone construction and tourism.

•	Industrial activities in the region include chemical, glass, pharmaceutical, steel manufacturing, food processing and oil refining.

Regulated T&D Electric Revenue increased by $115 million primarily due to:

•	An increase of $46 million due to distribution rate increases in all jurisdictions (Pepco in the District of Columbia effective October 2012, and in Maryland effective July 2012; DPL in Maryland effective July 2012 and July 2011, and in Delaware effective July 2012; ACE effective November 2012).

•	An increase of $35 million in transmission revenue primarily attributable to higher Pepco and DPL rates effective June 1, 2012 and June 1, 2011 related to increases in transmission plant investment and operating expenses.

•	An increase of $17 million due to EmPower Maryland (a demand-side management program) rate increases in February 2012 (which is substantially offset by a corresponding increase in Depreciation and Amortization).

•	An increase of $15 million primarily due to a Renewable Portfolio Surcharge in Delaware effective June 2012 (which is substantially offset by a corresponding increase in Fuel and Purchased Energy and Depreciation and Amortization).

•	An increase of $15 million primarily due to a rate increase in the New Jersey Societal Benefit Charge (related to the New Jersey Societal Benefit Program, a public interest program for low income customers) effective July 2012 (which is offset in Deferred Electric Service Costs).

•	An increase of $7 million due to Pepco customer growth in 2012, primarily in the residential class.

The aggregate amount of these increases was partially offset by:

•	A decrease of $13 million due to lower pass-through revenue (which is substantially offset by a corresponding decrease in Other Taxes) primarily the result of a decrease in Montgomery County, Maryland utility taxes that are collected by Pepco on behalf of the jurisdiction.

•	A decrease of $6 million in Transitional Energy Facility Assessment (TEFA) rate revenue in New Jersey due to a rate decrease effective January 2012 (which is primarily offset by a corresponding decrease in Other Taxes).

Default Electricity Supply

	2012	2011	Change
Default Electricity Supply Revenue

Residential	$1,467	$1,668	$(201)
Commercial and industrial	542	642	(100)
Other	115	152	(37)

Total Default Electricity Supply Revenue	$2,124	$2,462	$(338)

Other Default Electricity Supply Revenue consists primarily of (i) revenue from the resale by ACE in the PJM RTO market of energy and capacity purchased under contracts with unaffiliated NUGs, and (ii) revenue from transmission enhancement credits.

	2012	2011	Change
Default Electricity Supply Sales (GWh)

Residential	14,245	15,545	(1,300)
Commercial and industrial	5,508	6,168	(660)
Other	55	73	(18)

Total Default Electricity Supply Sales	19,808	21,786	(1,978)

	2012	2011	Change
Default Electricity Supply Customers (in thousands)

Residential	1,366	1,432	(66)
Commercial and industrial	128	137	(9)
Other	1	—	1

Total Default Electricity Supply Customers	1,495	1,569	(74)

Default Electricity Supply Revenue decreased by $338 million primarily due to:

•	A decrease of $140 million due to lower sales, primarily as a result of customer migration to competitive suppliers.

•	A net decrease of $100 million as a result of lower Pepco and DPL Default Electricity Supply rates, partially offset by higher ACE rates.

•	A decrease of $38 million in wholesale energy and capacity resale revenues primarily due to lower market prices for the resale of electricity and capacity purchased from NUGs.

•	A decrease of $35 million due to lower sales as a result of milder weather during the 2012 winter and spring months, as compared to 2011.

•	A net decrease of $26 million due to lower Pepco and ACE non-weather related average residential customer usage, partially offset by higher DPL residential customer usage.

The aggregate amount of these decreases was partially offset by an increase of $5 million due to higher Pepco revenue from transmission enhancement credits.

Regulated Gas

	2012	2011	Change
Regulated Gas Revenue

Residential	$94	$113	$(19)
Commercial and industrial	47	61	(14)
Transportation and other	10	9	1

Total Regulated Gas Revenue	$151	$183	$(32)

	2012	2011	Change
Regulated Gas Sales (million cubic feet)

Residential	6,428	7,346	(918)
Commercial and industrial	3,636	4,442	(806)
Transportation and other	6,751	6,966	(215)

Total Regulated Gas Sales	16,815	18,754	(1,939)

	2012	2011	Change
Regulated Gas Customers (in thousands)

Residential	115	115	—
Commercial and industrial	10	9	1
Transportation and other	—	—	—

Total Regulated Gas Customers	125	124	1

DPL’s natural gas service territory is located in New Castle County, Delaware. Several key industries contribute to the economic base as well as to growth as follows:

•	Commercial activities in the region include banking and other professional services, government, insurance, real estate, shopping malls and stand alone construction.

•	Industrial activities in the region include chemical and pharmaceutical.

Regulated Gas Revenue decreased by $32 million primarily due to:

•	A decrease of $14 million due to lower sales primarily as a result of milder weather during the winter months of 2012 as compared to 2011.

•	A decrease of $9 million due to Gas Cost Rate (GCR) decreases effective November 2011 and November 2012.

•	A decrease of $5 million due to lower non-weather related average customer usage.

•	A decrease of $4 million due to a revenue adjustment recorded in June 2012 for a reduction in the estimate of gas sold but not yet billed to customers (which is offset by a decrease in Fuel and Purchased Energy).

The aggregate amount of these decreases was partially offset by an increase of $1 million due to a distribution rate increase effective July 2011.

Other Gas Revenue

Other Gas Revenue decreased by $15 million primarily due to lower average prices and lower volumes for off-system sales to electric generators and gas marketers.

Pepco Energy Services

Pepco Energy Services’ operating revenue decreased by $74 million primarily due to:

•	A decrease of $55 million due to lower generation and capacity revenues attributable to the retirement of the remaining generation facilities in the second quarter of 2012.

•	A decrease of $19 million primarily due to decreased energy services construction activities.

Operating Expenses

Fuel and Purchased Energy and Other Services Cost of Sales

A detail of PHI’s consolidated Fuel and Purchased Energy and Other Services Cost of Sales is as follows:

	2012	2011	Change
Power Delivery	$2,109	$2,490	$(381)
Pepco Energy Services	186	221	(35)
Corporate and Other	(2)	(2)	—

Total	$2,293	$2,709	$(416)

Power Delivery

Power Delivery’s Fuel and Purchased Energy consists of the cost of electricity and natural gas purchased by its utility subsidiaries to fulfill their respective Default Electricity Supply and Regulated Gas obligations and, as such, is recoverable from customers in accordance with the terms of public service commission orders. It also includes the cost of natural gas purchased for off-system sales. Fuel and Purchased Energy expense decreased by $381 million primarily due to:

•	A decrease of $158 million due to lower average electricity costs under Default Electricity Supply contracts.

•	A decrease of $142 million primarily due to customer migration to competitive suppliers.

•	A decrease of $29 million due to lower electricity sales primarily as a result of milder weather during the winter and spring months of 2012, as compared to the corresponding periods in 2011.

•	A decrease of $21 million in the cost of gas purchases for on-system sales as a result of lower average gas prices and lower volumes purchased.

•	A decrease of $18 million in deferred electricity expense primarily due to lower Pepco and DPL Default Electricity Supply revenue rates, which resulted in a lower rate of recovery of Default Electricity Supply costs.

•	A decrease of $12 million in the cost of gas purchases for off-system sales as a result of lower average gas prices and lower volumes purchased.

•	A decrease of $11 million from the settlement of financial hedges entered into as part of DPL’s hedge program for the purchase of regulated natural gas.

•	A decrease of $4 million in the cost of gas purchases for on-system sales as a result of an adjustment recorded in June 2012 for a reduction in the estimate of gas sold but not yet billed to customers (which is offset by a decrease in Regulated Gas Revenue).

The aggregate amount of these decreases was partially offset by:

•	An increase of $6 million in deferred gas expense as a result of higher rate of recovery of natural gas supply costs due to lower average gas prices.

•	An increase of $6 million in costs to purchase Renewable Energy Credits in Delaware (which is offset by corresponding increase in Regulated T&D Electric Revenue).

Pepco Energy Services

Pepco Energy Services’ Fuel and Purchased Energy and Other Services Cost of Sales decreased by $35 million primarily due to:

•	A decrease of $29 million due to lower purchases of capacity and lower fuel usage, both attributable to the retirement of the remaining generation facilities in the second quarter of 2012.

•	A decrease of $7 million due to lower energy services construction activity partially offset by higher costs associated with energy services and underground transmission construction activities.

Other Operation and Maintenance

A detail of PHI’s Other Operation and Maintenance expense is as follows:

	2012	2011	Change
Power Delivery	$901	$884	$17
Pepco Energy Services	58	62	(4)
Corporate and Other	(61)	(57)	(4)

Total	$898	$889	$9

Power Delivery

Other Operation and Maintenance expense for Power Delivery increased by $17 million primarily due to:

•	An increase of $16 million in employee-related costs, primarily pension and other employee benefits.

•	An increase of $10 million resulting from a decrease in deferred cost adjustments associated with DPL Default Electricity Supply. The deferred costs adjustments were primarily due to the under-recognition of allowed returns on working capital and administrative costs in 2011, partially offset by favorable adjustments in 2012 related to allowed returns on net uncollectible expense and recovery of regulatory taxes.

•	An increase of $8 million in customer support service and system support costs.

•	An increase of $5 million in New Jersey Societal Benefit Program costs that are deferred and recoverable.

•	An increase of $4 million in expenses related to regulatory filings.

•	An increase of $4 million in self-insurance reserves for general and auto liability claims.

The aggregate amount of these increases was partially offset by:

•	A decrease of $15 million primarily due to a decrease in total incremental storm restoration costs for major storm events as described in the following table:

	2012	2011	Change

Costs associated with severe winter storm (January 2011)	$—	$10	$(10)
Regulatory asset established for future recovery of January 2011 winter storm costs	(9)	—	(9)
Costs associated with derecho storm (June 2012)	38	—	38
Regulatory asset established for future recovery of derecho storm costs	(34)	—	(34)
Costs associated with Hurricane Sandy (October 2012)	28	—	28
Regulatory asset established for future recovery of Hurricane Sandy costs	(22)	—	(22)
Costs associated with Hurricane Irene (August 2011)	—	28	(28)
Regulatory asset established for future recovery of Hurricane Irene costs	—	(22)	22

Total incremental major storm restoration costs	$1	$16	$(15)

¡	In January 2011, Pepco incurred incremental storm restoration costs of $10 million associated with a severe winter storm, all of which were expensed in 2011. In July 2012, the MPSC issued an order allowing for the deferral and recovery of $9 million of such costs over a five-year period.

¡	During 2012, Pepco, DPL and ACE incurred incremental storm restoration costs of $38 million associated with the June 2012 derecho which resulted in widespread damage to the electric distribution system in each of their service territories. PHI’s utility subsidiaries deferred $34 million of these costs as regulatory assets to reflect the probable recovery of these storm restoration costs in Maryland and New Jersey, and will be pursuing recovery of these incremental storm restoration costs in their respective jurisdictions in their electric distribution base rate cases. The remaining costs of $4 million primarily relate to repair work completed in Delaware and the District of Columbia which are not currently deferrable in those jurisdictions.

¡	In the fourth quarter of 2012, Pepco, DPL and ACE incurred incremental storm restoration costs of $28 million associated with Hurricane Sandy which resulted in widespread damage to the electric distribution system in each of their service territories. PHI’s utility subsidiaries deferred $22 million of these costs as regulatory assets to reflect the probable recovery of these storm restoration costs in Maryland and New Jersey, and will be pursuing recovery of these incremental storm restoration costs in their respective jurisdictions in their electric distribution base rate cases. The remaining costs of $6 million primarily relate to repair work completed in Delaware and the District of Columbia which are not currently deferrable in those jurisdictions.

¡	During 2011, Pepco, DPL and ACE incurred incremental storm restoration costs of $28 million associated with Hurricane Irene which resulted in widespread damage to the electric distribution system in each of their service territories. PHI’s utility subsidiaries deferred $22 million of these costs as regulatory assets to reflect the probable recovery of these storm restoration costs in Maryland and New Jersey. The MPSC approved the recovery of these costs in Maryland for both Pepco and DPL in its July 2012 rate orders over a five-year period. ACE’s stipulation of settlement approved by the NJBPU in October 2012 provides for recovery of these costs in New Jersey over a three-year period. The remaining costs of $6 million relate to repair work completed in Delaware and the District of Columbia which are not currently deferrable in those jurisdictions.

•	A decrease of $8 million in bad debt expenses.

•	A decrease of $4 million associated with lower preventative maintenance and tree trimming costs due to accelerated efforts made in 2011 to improve reliability.

•	A decrease of $3 million due to the deferral of distribution rate case costs previously charged to Other Operation and Maintenance expense. These deferrals were recorded in accordance with the MPSC rate order issued in July 2012 and the DCPSC rate order issued in September 2012, each allowing for the recovery of these costs.

Pepco Energy Services

Other Operation and Maintenance expense for Pepco Energy Services decreased by $4 million primarily due to the closing of the oil-fired generation facilities in the second quarter of 2012, partially offset by higher energy services expenses.

Depreciation and Amortization

Depreciation and Amortization expense increased by $29 million to $454 million in 2012 from $425 million in 2011 primarily due to:

•	An increase of $22 million in amortization of regulatory assets primarily due to EmPower Maryland surcharge rate increases effective February 2012 and expanding Demand Side Management Programs (which are substantially offset by corresponding increases in Regulated T&D Electric Revenue).

•	An increase of $11 million in amortization of AMI projects.

•	An increase of $5 million due to utility plant additions, partially offset by lower depreciation rates.

•	An increase of $4 million in the Delaware Renewable Energy Portfolio Standards deferral associated with the over-recovery of renewable energy procurement costs (which is offset by a corresponding increase in Regulated T&D Electric Revenue).

The aggregate amount of these increases was partially offset by:

•	A decrease of $12 million in amortization of stranded costs primarily as the result of lower revenue due to rate decreases effective October 2011 for the ACE Transition Bond Charge and Market Transition Charge Tax (revenue ACE receives and pays to ACE Funding to recover income taxes associated with Transition Bond Charge revenue) (partially offset in Default Electricity Supply Revenue).

•	A decrease of $4 million primarily due to the deactivation of Pepco Energy Services generating facilities in May 2012.

The MPSC reduced the depreciation rates for Pepco and DPL in their most recent electric distribution base rate cases, which is expected to lower annual Depreciation and Amortization expense for PHI by approximately $31 million effective July 20, 2012.

Other Taxes

Other Taxes decreased by $19 million to $432 million in 2012 from $451 million in 2011. The decrease was primarily due to:

•	A decrease of $10 million, primarily due to a decrease in utility taxes that are collected and passed through by Power Delivery (substantially offset by a corresponding decrease in Regulated T&D Electric Revenue).

•	A decrease of $5 million in TEFA tax collections due to a rate decrease effective January 2012 (partially offset by a corresponding decrease in Regulated T&D Electric Revenue).

Deferred Electric Service Costs

Deferred Electric Service Costs, which relate only to ACE, represent (i) the over or under recovery of electricity costs incurred by ACE to fulfill its Default Electricity Supply obligation and (ii) the over or under recovery of New Jersey Societal Benefit Program costs incurred by ACE. The cost of electricity purchased is reported under Fuel and Purchased Energy and the corresponding revenue is reported under Default Electricity Supply Revenue. The cost of New Jersey Societal Benefit Programs is reported under Other Operation and Maintenance and the corresponding revenue is reported under Regulated T&D Electric Revenue.

Deferred Electric Service Costs increased by $58 million, to an expense reduction of $5 million in 2012 as compared to an expense reduction of $63 million in 2011, primarily due to an increase in deferred electricity expense as a result of higher Default Electricity Supply revenue rates, partially offset by higher electricity supply costs.

Impairment Losses

PHI’s operating expenses for the year ended December 31, 2012, included impairment losses of $12 million ($7 million after-tax) at Pepco Energy Services associated with the combustion turbines at Buzzard Point and certain landfill gas-fired electric generation facilities.

Other Income (Expenses)

Other Expenses (which are net of Other Income) increased by $3 million to a net expense of $220 million in 2012 from a net expense of $217 million in 2011. The increase reflects a $14 million increase in interest expense primarily associated with higher long-term debt and lower capitalized interest. The increase was mostly offset by an increase of $10 million in other income primarily from losses and impairments on equity investments in 2011 that did not occur in 2012.

Income Tax Expense

PHI’s income tax expense decreased by $11 million to $103 million in 2012 from $114 million in 2011.

PHI’s consolidated effective income tax rates for the years ended December 31, 2012 and 2011 were 32.1% and 33.9%, respectively.

The effective income tax rate for the year ended December 31, 2012 includes income tax benefits of $10 million related to uncertain and effectively settled tax positions, primarily due to the effective settlement with the IRS in the first quarter of 2012 with respect to the methodology used historically to calculate deductible mixed service costs and the expiration of the statute of limitations associated with an uncertain tax position in Pepco.

The rate for the year ended December 31, 2012 also reflects an increase in deductible asset removal costs for Pepco in 2012 related to a higher level of asset retirements.

Discontinued Operations

PHI’s income from discontinued operations, net of income taxes, is comprised of the following:

	2012	2011	Change
Cross-border energy lease investments	$41	$36	$5
Pepco Energy Services’ retail electric and natural gas supply businesses	26	2	24
Conectiv Energy	—	(3)	3

Income from discontinued operations, net of income taxes	$67	$35	$32

Income from discontinued operations, net of income taxes, increased by $32 million to $67 million in 2012 from $35 million in 2011.

The increase of $5 million in income from discontinued operations, net of income taxes, attributable to PHI’s cross-border energy lease investments was primarily due to higher gains recorded on the early termination of certain leases within the cross-border energy lease portfolio in 2012 as compared to 2011. The pre-tax gains were $39 million for each of the years ended December 31, 2012 and 2011, and the after-tax gains were $9 million and $3 million for the years ended December 31, 2012 and 2011, respectively.

The increase of $24 million in income from discontinued operations, net of income taxes, attributable to Pepco Energy Services’ retail electric and natural gas supply businesses was primarily due to higher gross margins related to gains from mark-to-market accounting for derivatives used to manage commodity price risk and decreases in other operation and maintenance expenses. These increases were partially offset by reduced sales volumes associated with the ongoing wind-down of the retail electric and natural gas supply businesses.

The loss from discontinued operations, net of income taxes, for Conectiv Energy in 2011 resulted from the recognition of a loss related to the disposition of the remaining assets and businesses of Conectiv Energy not included in the Calpine sale.

The following results of operations discussion compares the year ended December 31, 2011, to the year ended December 31, 2010. All amounts in the tables (except sales and customers) are in millions of dollars.

Continuing Operations

Operating Revenue

A detail of the components of PHI’s consolidated operating revenue is as follows:

	2011	2010	Change
Power Delivery	$4,650	$5,114	$(464)
Pepco Energy Services	330	304	26
Corporate and Other	(16)	(11)	(5)

Total Operating Revenue	$4,964	$5,407	$(443)

Power Delivery

The following table categorizes Power Delivery’s operating revenue by type of revenue.

	2011	2010	Change
Regulated T&D Electric Revenue	$1,891	$1,858	$33
Default Electricity Supply Revenue	2,462	2,951	(489)
Other Electric Revenue	67	68	(1)

Total Electric Operating Revenue	4,420	4,877	(457)

Regulated Gas Revenue	183	191	(8)
Other Gas Revenue	47	46	1

Total Gas Operating Revenue	230	237	(7)

Total Power Delivery Operating Revenue	$4,650	$5,114	$(464)

Regulated T&D Electric Revenue includes revenue from the distribution of electricity, including the distribution of Default Electricity Supply, by PHI’s utility subsidiaries to customers within their service territories at regulated rates. Regulated T&D Electric Revenue also includes transmission service revenue that PHI’s utility subsidiaries receive as transmission owners from PJM at rates regulated by FERC. Transmission rates are updated annually based on a FERC-approved formula methodology.

Default Electricity Supply Revenue is the revenue received from the supply of electricity by PHI’s utility subsidiaries at regulated rates to retail customers who do not elect to purchase electricity from a competitive energy supplier. The costs related to Default Electricity Supply are included in Fuel and Purchased Energy. Default Electricity Supply Revenue also includes revenue from Transition Bond Charges that ACE receives, and pays to ACE Funding, to fund the principal and interest payments on Transition Bonds issued by ACE Funding, and revenue in the form of transmission enhancement credits that PHI utility subsidiaries receive as transmission owners from PJM for approved regional transmission expansion plan costs.

Other Electric Revenue includes work and services performed on behalf of customers, including other utilities, which is generally not subject to price regulation. Work and services include mutual assistance to other utilities, highway relocation, rentals of pole attachments, late payment fees and collection fees.

Regulated Gas Revenue includes the revenue DPL receives from on-system natural gas delivered sales and the transportation of natural gas for customers within its service territory at regulated rates.

Other Gas Revenue consists of DPL’s off-system natural gas sales and the short-term release of interstate pipeline transportation and storage capacity not needed to serve customers. Off-system sales are made possible when low demand for natural gas by regulated customers creates excess pipeline capacity.

Regulated T&D Electric

	2011	2010	Change
Regulated T&D Electric Revenue
Residential	$683	$683	$—
Commercial and industrial	884	883	1
Transmission and other	324	292	32

Total Regulated T&D Electric Revenue	$1,891	$1,858	$33

	2011	2010	Change
Regulated T&D Electric Sales (GWh)
Residential	17,728	18,398	(670)
Commercial and industrial	31,282	32,045	(763)
Transmission and other	256	260	(4)

Total Regulated T&D Electric Sales	49,266	50,703	(1,437)

	2011	2010	Change
Regulated T&D Electric Customers (in thousands)
Residential	1,636	1,635	1
Commercial and industrial	198	198	—
Transmission and other	2	2	—

Total Regulated T&D Electric Customers	1,836	1,835	1

The Pepco, DPL and ACE service territories are located within a corridor extending from the District of Columbia to southern New Jersey. These service territories are economically diverse and include key industries that contribute to the regional economic base.

•	Commercial activity in the region includes banking and other professional services, government, insurance, real estate, shopping malls, casinos, stand alone construction and tourism.

•	Industrial activity in the region includes chemical, glass, pharmaceutical, steel manufacturing, food processing and oil refining.

Regulated T&D Electric Revenue increased by $33 million primarily due to:

•	An increase of $32 million due to distribution rate increases (Pepco in the District of Columbia effective March 2010 and July 2010, and in Maryland effective July 2010; DPL in Maryland effective July 2011, and in Delaware effective February 2011; and ACE in New Jersey effective June 2010).

•	An increase of $32 million in transmission revenue primarily attributable to higher rates effective June 1, 2010 and June 1, 2011 related to increases in transmission plant investment.

•	An increase of $11 million due to higher pass-through revenue (which is substantially offset by a corresponding increase in Other Taxes) primarily the result of rate increases in Montgomery County, Maryland utility taxes that are collected by Pepco on behalf of the county.

•	An increase of $7 million primarily due to Pepco customer growth in 2011, primarily in the residential class.

•	An increase of $2 million due to the implementation of the EmPower Maryland surcharge in March 2010 (which is substantially offset by a corresponding increase in Depreciation and Amortization).

The aggregate amount of these increases was partially offset by:

•	A decrease of $30 million due to an ACE New Jersey Societal Benefit Charge rate decrease that became effective in January 2011 (which is offset in Deferred Electric Service Costs).

•	A decrease of $11 million due to lower sales as a result of cooler weather during the spring and summer months of 2011, and warmer weather during the fall months of 2011, as compared to the corresponding periods in 2010.

•	A decrease of $10 million due to lower non-weather related average customer usage.

Default Electricity Supply

	2011	2010	Change
Default Electricity Supply Revenue
Residential	$1,668	$2,022	$(354)
Commercial and industrial	642	733	(91)
Other	152	196	(44)

Total Default Electricity Supply Revenue	$2,462	$2,951	$(489)

Other Default Electricity Supply Revenue consists primarily of (i) revenue from the resale by ACE in the PJM RTO market of energy and capacity purchased under contracts with unaffiliated NUGs, and (ii) revenue from transmission enhancement credits.

	2011	2010	Change
Default Electricity Supply Sales (GWh)
Residential	15,545	17,385	(1,840)
Commercial and industrial	6,168	7,034	(866)
Other	73	93	(20)

Total Default Electricity Supply Sales	21,786	24,512	(2,726)

	2011	2010	Change
Default Electricity Supply Customers (in thousands)
Residential	1,432	1,525	(93)
Commercial and industrial	137	148	(11)
Other	—	1	(1)

Total Default Electricity Supply Customers	1,569	1,674	(105)

Default Electricity Supply Revenue decreased by $489 million primarily due to:

•	A decrease of $200 million due to lower sales, primarily as a result of customer migration to competitive suppliers.

•	A net decrease of $153 million as a result of lower Pepco and DPL Default Electricity Supply rates, partially offset by higher ACE rates.

•	A decrease of $94 million due to lower sales as a result of cooler weather during the spring and summer months of 2011, and warmer weather during the fall months of 2011, as compared to the corresponding periods in 2010.

•	A decrease of $40 million in wholesale energy and capacity resale revenues primarily due to the sale of lower volumes of electricity and capacity purchased from NUGs.

•	A decrease of $3 million due to a decrease in revenue from Transmission Enhancement Credits.

The aggregate amount of these decreases was partially offset by:

•	An increase of $3 million resulting from an approval by the DCPSC of an increase in Pepco’s cost recovery rate for providing Default Electricity Supply in the District of Columbia to provide for recovery of higher cash working capital costs incurred in prior periods. The higher cash working capital costs were incurred when the billing cycle for providers of Default Electricity Supply was shortened from a monthly to a weekly period, effective in June 2009.

Total Default Electricity Supply Revenue for the 2011 period includes a decrease of $8 million in unbilled revenue attributable to ACE’s BGS ($5 million decrease in net income), primarily due to lower customer usage and lower Default Electricity Supply rates during the unbilled revenue period at the end of 2011 as compared to the corresponding period in 2010. Under the BGS terms approved by the NJBPU, ACE’s BGS unbilled revenue is not included in the deferral calculation until it is billed to customers, and therefore has an impact on the results of operations in the period during which it is accrued.

Regulated Gas

	2011	2010	Change
Regulated Gas Revenue
Residential	$113	$118	$(5)
Commercial and industrial	61	65	(4)
Transportation and other	9	8	1

Total Regulated Gas Revenue	$183	$191	$(8)

	2011	2010	Change
Regulated Gas Sales (million cubic feet)
Residential	7,268	7,879	(611)
Commercial and industrial	4,397	4,770	(373)
Transportation and other	6,966	6,687	279

Total Regulated Gas Sales	18,631	19,336	(705)

	2011	2010	Change
Regulated Gas Customers (in thousands)
Residential	115	114	1
Commercial and industrial	9	9	—
Transportation and other	—	—	—

Total Regulated Gas Customers	124	123	1

DPL’s natural gas service territory is located in New Castle County, Delaware. Several key industries contribute to the economic base as well as to growth as follows:

•	Commercial activities in the region include banking and other professional services, government, insurance, real estate, shopping malls, stand alone construction and tourism.

•	Industrial activities in the region include chemical and pharmaceutical.

Regulated Gas Revenue decreased by $8 million primarily due to:

•	A decrease of $17 million due to lower non-weather related average customer usage.

The decrease was partially offset by:

•	An increase of $6 million due to higher sales primarily as a result of colder weather during the winter of 2011 as compared to the winter of 2010.

•	An increase of $2 million due to a distribution rate increase effective February 2011.

•	An increase of $2 million due to customer growth in 2011.

Pepco Energy Services

Pepco Energy Services’ operating revenue increased $26 million primarily due to:

•	An increase of $60 million due to increased energy services and underground transmission construction activities.

The aggregate amount of this increase was partially offset by:

•	A decrease of $33 million due to lower generation and capacity revenues at the generating facilities.

Operating Expenses

Fuel and Purchased Energy and Other Services Cost of Sales

A detail of PHI’s consolidated Fuel and Purchased Energy and Other Services Cost of Sales is as follows:

	2011	2010	Change
Power Delivery	$2,490	$3,086	$(596)
Pepco Energy Services	221	187	34
Corporate and Other	(2)	(6)	4

Total	$2,709	$3,267	$(558)

Power Delivery

Power Delivery’s Fuel and Purchased Energy consists of the cost of electricity and natural gas purchased by its utility subsidiaries to fulfill their respective Default Electricity Supply and Regulated Gas obligations and, as such, is recoverable from customers in accordance with the terms of public service commission orders. It also includes the cost of natural gas purchased for off-system sales. Fuel and Purchased Energy expense decreased by $596 million primarily due to:

•	A decrease of $300 million due to lower average electricity costs under Default Electricity Supply contracts.

•	A decrease of $221 million primarily due to customer migration to competitive suppliers.

•	A decrease of $83 million due to lower electricity sales primarily as a result of cooler weather during the spring and summer months of 2011, and warmer weather during the fall months of 2011, as compared to the corresponding periods in 2010.

•	A decrease of $16 million in the cost of gas purchases for on-system sales as a result of lower average gas prices, lower volumes purchased and lower withdrawals from storage.

•	A decrease of $11 million from the settlement of financial hedges entered into as part of DPL’s hedge program for the purchase of regulated natural gas.

The aggregate amount of these decreases was partially offset by:

•	An increase of $18 million in deferred electricity expense primarily due to lower Default Electricity Supply rates, which resulted in a higher rate of recovery of Default Electricity Supply costs.

•	An increase of $18 million in deferred natural gas expense as a result of a higher rate of recovery of natural gas supply costs.

Pepco Energy Services

Pepco Energy Services’ Fuel and Purchased Energy and Other Services Cost of Sales increased by $34 million primarily due to an increase of $44 million due to increased energy services and underground transmission construction activities, partially offset by a decrease of $10 million due to lower fuel usage associated with the generating facilities.

Other Operation and Maintenance

A detail of PHI’s Other Operation and Maintenance expense is as follows:

	2011	2010	Change
Power Delivery	$884	$809	$75
Pepco Energy Services	62	68	(6)
Corporate and Other	(57)	(22)	(35)

Total	$889	$855	$34

Power Delivery

Other Operation and Maintenance expense for Power Delivery increased by $75 million primarily due to:

•	An increase of $38 million associated with higher tree trimming and preventative maintenance costs.

•	An increase of $9 million in employee-related costs, primarily benefit expenses.

•	An increase of $8 million primarily due to an increase in total incremental storm restoration costs for major storm events as described in the following table:

	2011	2010	Change

Costs associated with Hurricane Irene (August 2011)	$28	$—	$28
Regulatory asset established for future recovery of Hurricane Irene costs	(22)	—	(22)
Costs associated with severe winter storm (January 2011)	10	—	10
Costs associated with severe winter storm (February 2010)	—	13	(13)
Regulatory asset established for future recovery of 2010 severe winter storm costs	—	(5)	5

Total incremental major storm restoration costs	$16	$8	$8

¡

During 2011, Pepco, DPL and ACE incurred incremental storm restoration costs of $28 million associated with Hurricane Irene which also resulted in widespread damage to the electric distribution system in each of their service territories. PHI’s utility subsidiaries deferred $22 million of these costs as regulatory assets to reflect the probable recovery of these storm restoration costs in Maryland and New Jersey. The MPSC approved the recovery of these costs in Maryland for both Pepco and DPL in its July 2012 rate orders. ACE’s stipulation of settlement approved by the NJBPU in October 2012 provides for recovery of these costs in New Jersey. The remaining costs of $6 million relate to repair work completed in Delaware and the District of Columbia which are not currently deferrable in those jurisdictions.

¡	In January 2011, Pepco incurred incremental storm restoration costs of $10 million associated with a severe winter storm, all of which were expensed in 2011. In July 2012, the MPSC issued an order allowing for the deferral and recovery of $9 million of such costs.

¡	In February 2010, Pepco, DPL and ACE incurred incremental storm restoration costs of $13 million associated with a severe winter storm, all of which were expensed in 2010. In August 2010, the MPSC issued an order allowing for the deferral and recovery of $5 million of such costs for Pepco.

•	An increase of $8 million primarily due to higher 2011 DCPSC rate case costs and reliability audit expenses and due to 2010 Pepco adjustments for the deferral of distribution rate case costs of $4 million that previously were charged to other operation and maintenance expense. The adjustments were recorded in accordance with a MPSC rate order issued in August 2010 and a DCPSC rate order issued in February 2010, allowing for the recovery of the costs.

•	An increase of $8 million primarily due to Pepco’s emergency restoration improvement project and reliability improvement costs.

•	An increase of $8 million in customer support service and system support costs.

•	An increase of $6 million in communication costs.

•	An increase of $5 million in corporate cost allocations, primarily due to higher contractor and outside legal counsel fees.

•	An increase of $5 million related to New Jersey Societal Benefit Program costs that are deferred and recoverable.

•	An increase of $3 million in costs related to customer requested and mutual assistance work (primarily offset in other Electric T&D Revenue).

The aggregate amount of these increases was partially offset by:

•	A decrease of $17 million resulting from adjustments recorded by PHI in 2011 associated with the accounting for DPL and Pepco Default Electricity Supply. These adjustments were primarily due to the under-recognition of allowed returns on working capital, uncollectible accounts, late fees and administrative costs.

•	A decrease of $15 million in environmental remediation costs.

Pepco Energy Services

Other Operation and Maintenance expense for Pepco Energy Services decreased by $6 million primarily due to lower expenses at the oil-fired generating facilities, partially offset by increases in energy services expenses.

Restructuring Charge

As a result of PHI’s organizational review in the second quarter of 2010, PHI’s operating expenses include a pre-tax restructuring charge of $30 million for the year ended December 31, 2010, related to severance and health and welfare benefits to be provided to terminated employees.

Depreciation and Amortization

Depreciation and Amortization expense increased by $33 million to $425 million in 2011 from $392 million in 2010 primarily due to:

•	An increase of $16 million in amortization of stranded costs as the result of higher revenue due to rate increases effective October 2010 for the ACE Transition Bond Charge and Market Transition Charge Tax (partially offset in Default Electricity Supply Revenue).

•	An increase of $14 million due to utility plant additions.

•	An increase of $4 million in amortization of regulatory assets primarily associated with the EmPower Maryland surcharge that became effective in March 2010 (which is substantially offset by a corresponding increase in Regulated T&D Electric Revenue).

•	An increase of $1 million in amortization of software upgrades to Pepco’s Energy Management System.

The aggregate amount of these increases was partially offset by:

•	A decrease of $3 million primarily due to the 2010 recognition of asset retirement obligations associated with Pepco Energy Services generating facilities scheduled for deactivation in May 2012.

Other Taxes

Other Taxes increased by $17 million to $451 million in 2011 from $434 million in 2010. The increase was primarily due to:

•	An increase of $16 million primarily due to rate increases in the Montgomery County, Maryland utility taxes that are collected and passed through by Pepco (substantially offset by a corresponding increase in Regulated T&D Electric Revenue).

•	An increase of $5 million due to an adjustment in the third quarter of 2010 to correct certain errors related to other taxes.

The aggregate amount of these increases was partially offset by:

•	A decrease of $5 million in the Energy Assistance Trust Fund surcharge primarily due to rate decreases effective October 2010 (substantially offset by a corresponding decrease in Regulated T&D Electric Revenue).

Deferred Electric Service Costs

Deferred Electric Service Costs, which relate only to ACE, represent (i) the over or under recovery of electricity costs incurred by ACE to fulfill its Default Electricity Supply obligation and (ii) the over or under recovery of New Jersey Societal Benefit Program costs incurred by ACE. The cost of electricity purchased is reported under Fuel and Purchased Energy and the corresponding revenue is reported under Default Electricity Supply Revenue. The cost of New Jersey Societal Benefit Programs is reported under Other Operation and Maintenance and the corresponding revenue is reported under Regulated T&D Electric Revenue.

Deferred Electric Service Costs increased by $45 million, to an expense reduction of $63 million in 2011 as compared to an expense reduction of $108 million in 2010, primarily due to higher Default Electricity Supply Revenue rates and lower electricity supply costs.

Effects of Pepco Divestiture-Related Claims

The DCPSC on May 18, 2010 issued an order addressing all of the outstanding issues relating to Pepco’s obligation to share with its District of Columbia customers the net proceeds realized by Pepco from the sale of its generation-related assets in 2000. This order disallowed certain items that Pepco had included in the costs it deducted in calculating the net proceeds of the sale. The disallowance of these costs, together with interest, increased the aggregate amount Pepco is required to distribute to customers by approximately $11 million. PHI recognized a pre-tax expense of $11 million for the year ended December 31, 2010.

Other Income (Expenses)

Other Expenses (which are net of Other Income) decreased by $232 million primarily due to the loss on extinguishment of debt that was recorded in 2010 and lower interest expense in 2011 resulting from the reduction in outstanding long-term debt in 2010 with the proceeds from the Conectiv Energy sale.

Loss on Extinguishment of Debt

In 2010, PHI purchased or redeemed senior notes in the aggregate principal amount of $1,194 million. In connection with these transactions, PHI recorded a pre-tax loss on extinguishment of debt of $189 million in 2010, $174 million of which was attributable to the retirement of the debt and $15 million of which related to the acceleration of losses on treasury rate lock transactions associated with the retired debt. For a further discussion of these transactions, see Note (11), “Debt,” to the consolidated financial statements of PHI.

Income Tax Expense

PHI’s consolidated effective tax rates from continuing operations for the years ended December 31, 2011 and 2010 were 33.9% and (18.2)%, respectively. The increase in the effective tax rate was primarily due to the recognition of certain tax benefits in 2010 that did not recur in 2011.

In 2010, certain PHI subsidiaries were restructured which subjected PHI to state income taxes in new jurisdictions and resulted in current state tax benefits that were recorded in 2010 and did not recur in 2011. Specifically, on April 1, 2010, as part of an ongoing effort to simplify PHI’s organizational structure, certain of PHI’s subsidiaries were converted from corporations to single member limited liability companies. In addition to increased organizational flexibility and reduced administrative costs, converting these entities to limited liability companies allows PHI to include income or losses in the former corporations in a single state income tax return, thus increasing the utilization of state income tax attributes. As a result of inclusions of income or losses in a single state return as discussed above, PHI recorded an $8 million benefit by reversing a valuation allowance on certain state net operating losses and an additional benefit of $6 million resulting from changes to certain state deferred tax benefits.

In addition, in November 2010, PHI reached final settlement with the IRS with respect to its federal tax returns for the years 1996 to 2002 for all issues except its cross-border energy lease investments. In connection with the settlement, PHI reallocated certain amounts on deposit with the IRS since 2006 among liabilities in the settlement years and subsequent years. In light of the settlement and reallocations, PHI has recalculated the estimated interest due for the tax years 1996 to 2002. The revised estimate resulted in the reversal of $16 million (after-tax) of estimated interest due to the IRS which was recorded as an income tax benefit in the fourth quarter of 2010.

In 2011, a $13 million (after-tax) income tax benefit was recorded in the second quarter when PHI reached a settlement with the IRS related to the calculation of interest due as a result of the November 2010 audit settlement.

Discontinued Operations

PHI’s income (loss) from discontinued operations, net of income taxes, is comprised of the following:

	2011	2010	Change
Cross-border energy lease investments	$36	$28	$8
Pepco Energy Services’ retail electric and natural gas supply businesses	2	20	(18)
Conectiv Energy	(3)	(107)	104

Income (loss) from discontinued operations, net of income taxes	$35	$(59)	$94

Income (loss) from discontinued operations, net of income taxes, increased by $94 million to income of $35 million in 2011 from a loss of $59 million in 2010.

The increase of $8 million in income from discontinued operations, net of income taxes, attributable to PHI’s cross-border energy lease investments was primarily due to a gain recorded on the early termination of certain leases within the cross-border energy lease portfolio in 2011. PHI recorded a pre-tax gain of $39 million, and an after-tax gain of $3 million, for the year ended December 31, 2011.

The decrease of $18 million in income from discontinued operations, net of income taxes, attributable to Pepco Energy Services’ retail electric and natural gas businesses was primarily due to reduced sales volumes associated with the ongoing wind-down of the retail electric and natural gas supply businesses.

The loss from discontinued operations, net of income taxes, for Conectiv Energy in 2011 resulted from the recognition of a loss related to the disposition of the remaining assets and businesses of Conectiv Energy not included in the Calpine sale. In 2010, the loss from discontinued operations, net of income taxes, was due to the recognition of losses related to the sale of Conectiv Energy’s wholesale power generation business to Calpine and the disposition of certain other assets and businesses related to Conectiv Energy not included in the Calpine sale.

Capital Resources and Liquidity

This section discusses PHI’s working capital, cash flow activity, capital requirements and other uses and sources of capital.

Working Capital

At December 31, 2012, PHI’s current assets on a consolidated basis totaled $1.3 billion and its consolidated current liabilities totaled $2.5 billion, resulting in a working capital deficit of $1.2 billion. PHI expects the working capital deficit at December 31, 2012 to be funded during 2013 in part through cash flows from operations, from the February 2013 settlement of the equity forward transaction discussed below and from the issuance of long-term debt. At December 31, 2011, PHI’s current assets on a consolidated basis totaled $1.5 billion and its current liabilities totaled $1.9 billion, for a working capital deficit of $407 million. The increase of $869 million in the working capital deficit from December 31, 2011 to December 31, 2012 was primarily due to an increase in long-term debt that will mature within one year and an increase in short-term debt for PHI, Pepco and ACE to temporarily support higher spending by the utilities on infrastructure investments and reliability initiatives.

At December 31, 2012, PHI’s consolidated cash and cash equivalents totaled $25 million, which consisted of cash and uncollected funds but excludes current Restricted Cash Equivalents (cash that is available to be used only for designated purposes) that totaled $10 million. At December 31, 2011, PHI’s consolidated cash and cash equivalents totaled $109 million, of which $87 million was invested in money market funds, and the balance was held as cash and uncollected funds. At December 31, 2011, PHI’s current Restricted Cash Equivalents totaled $11 million.

A detail of PHI’s short-term debt balance and current portion of long-term debt and project funding balance was as follows:

	As of December 31, 2012
	(millions of dollars)
Type	PHI Parent	Pepco	DPL	ACE	ACE Funding	Pepco Energy Services	PHI Consolidated
Variable Rate Demand Bonds	$—	$—	$105	$23	$—	$—	$128
Commercial Paper	264	231	32	110	—	—	637
Term Loan Agreement	200	—	—	—	—	—	200

Total Short-Term Debt	$464	$231	$137	$133	$—	$—	$965

Current Portion of Long-Term Debt and Project Funding	$—	$200	$250	$69	$39	$11	$569

	As of December 31, 2011
	(millions of dollars)
Type	PHI Parent	Pepco	DPL	ACE	ACE Funding	Pepco Energy Services	PHI Consolidated
Variable Rate Demand Bonds	$—	$—	$105	$23	$—	$18	$146
Commercial Paper	465	74	47	—	—	—	586

Total Short-Term Debt	$465	$74	$152	$23	$—	$18	$732

Current Portion of Long-Term Debt and Project Funding	$—	$—	$66	$—	$37	$9	$112

Commercial Paper

PHI, Pepco, DPL and ACE maintain commercial paper programs to address short-term liquidity needs. As of December 31, 2012, the maximum capacity available under these programs was $875 million, $500 million, $500 million and $250 million, respectively, subject to available borrowing capacity under the credit facility.

The weighted average interest rate for commercial paper issued by PHI, Pepco, DPL and ACE during 2012 was 0.87%, 0.43%, 0.43% and 0.41%, respectively. The weighted average maturity of all commercial paper issued by PHI, Pepco, DPL and ACE during 2012 was ten, five, four and three days, respectively.

Equity Forward Transaction

During 2012, PHI entered into an equity forward transaction in connection with a public offering of 17,922,077 shares of PHI common stock. The use of an equity forward transaction substantially eliminates future equity price risk by fixing a common equity offering sales price under the then existing market conditions, while mitigating immediate share dilution resulting from the offering by postponing the actual issuance of common stock until funds are needed in accordance with PHI’s capital investment and regulatory plans. PHI believed that the equity forward transaction substantially eliminated future equity price risk because the forward sale price was determinable as of the date that PHI entered into the equity forward transaction and was only reduced pursuant to the contractual terms of the equity forward transaction through the settlement date, which reductions were not affected by a future change in the market price of the PHI common stock.

Pursuant to the terms of this transaction, a forward counterparty borrowed 17,922,077 shares of PHI’s common stock from third parties and sold them to a group of underwriters for $19.25 per share, less an underwriting discount equal to $0.67375 per share.

The equity forward transaction had no initial fair value since it was entered into at the then market price of the common stock. PHI did not receive any proceeds from the sale of common stock until the equity forward transaction was settled, and at that time PHI recorded the proceeds in equity. PHI concluded that the equity forward transaction was an equity instrument based on the accounting guidance in ASC 480 and ASC 815, and that it qualified for an exception from derivative accounting under ASC 815 because the forward sale transaction was indexed to its own stock.

As allowed by the terms of the transaction, PHI physically settled the equity forward transaction on February 27, 2013 by issuing 17,922,077 shares of common stock at $17.39 per share to the forward counterparty. The net proceeds of approximately $312 million were used to pay down outstanding commercial paper, a portion of which was issued in order to make capital contributions to the utilities, and for general corporate purposes.

During 2012, the equity forward transaction was reflected in PHI’s diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of PHI’s common stock used in calculating diluted earnings per share for a reporting period would be increased by the number of shares, if any, that would be issued upon physical settlement of the equity forward transaction less the number of shares that could be purchased by PHI in the market (based on the average market price during that reporting period) using the proceeds receivable upon settlement of the equity forward transaction (based on the adjusted forward sale price at the end of that reporting period). The excess number of shares is weighted for the portion of the reporting period in which the equity forward transaction is outstanding. For the year ended December 31, 2012, the equity forward transaction had a dilutive effect of $0.01 on PHI’s earnings per share.

Credit Facility

PHI, Pepco, DPL and ACE maintain an unsecured syndicated credit facility to provide for their respective liquidity needs, including obtaining letters of credit, borrowing for general corporate purposes and supporting their commercial paper programs. On August 1, 2011, PHI, Pepco, DPL and ACE entered into an amended and restated credit agreement, which, among other changes, extended the expiration date of the facility to August 1, 2016. On August 2, 2012, the amended and restated credit agreement was amended to extend the term of the credit facility to August 1, 2017 and to amend the pricing schedule to decrease certain fees and interest rates payable to the lenders under the facility.

The aggregate borrowing limit under the amended and restated credit facility is $1.5 billion, all or any portion of which may be used to obtain loans and up to $500 million of which may be used to obtain letters of credit. The facility also includes a swingline loan sub-facility, pursuant to which each company may make same day borrowings in an aggregate amount not to exceed 10% of the total amount of the facility. Any swingline loan must be repaid by the borrower within fourteen days of receipt. The credit sublimit at December 31, 2012 was $650 million for PHI, $350 million for Pepco and $250 million for each of DPL and ACE. The sublimits may be increased or decreased by the individual borrower during the term of the facility, except that (i) the sum of all of the borrower sublimits following any such increase or decrease must equal the total amount of the facility, and (ii) the aggregate amount of credit used at any given time by (a) PHI may not exceed $1.25 billion, and (b) each of Pepco, DPL or ACE may not exceed the lesser of $500 million or the maximum amount of short-term debt the company is permitted to have outstanding by its regulatory authorities. The total number of the sublimit reallocations may not exceed eight per year during the term of the facility.

For additional discussion of the Credit Facility, see Note (11), “Debt,” to the consolidated financial statements of PHI.

Term Loan Agreement

During 2012, PHI entered into a $200 million term loan agreement, pursuant to which PHI has borrowed (and may not reborrow) $200 million at a rate of interest equal to the prevailing Eurodollar rate, which is determined by reference to the London Interbank Offered Rate with respect to the relevant interest period, all as defined in the loan agreement, plus a margin of 0.875%. As of December 31, 2012, outstanding borrowings under the loan agreement bore interest at an annual rate of 1.095%.

PHI used the net proceeds of the borrowings under the term loan agreement to repay outstanding commercial paper obligations and for general corporate purposes. For additional discussion of the Term Loan Agreement, see Note (11), “Debt,” to the consolidated financial statements of PHI.

Cash and Credit Facility Available as of December 31, 2012

	Consolidated PHI	PHI Parent	Utility Subsidiaries
	(millions of dollars)
Credit Facility (Total Capacity)	$1,500	$650	$850
Term Loan Agreement	200	200	—

Subtotal	1,700	850	850
Less: Credit Facility/Term Loan Agreement Borrowings	200	200	—
Letters of Credit issued	2	2	—
Commercial Paper outstanding	637	264	373

Remaining Credit Facility Available	861	384	477
Cash Invested in Money Market Funds (a)	—	—	—

Total Cash and Credit Facility Available	$861	$384	$477

(a)	Cash and cash equivalents reported on the PHI consolidated balance sheet total $25 million which was held in cash and uncollected funds.

PHI’s Cross-Border Energy Lease Investments

PHI has an ongoing dispute with the IRS regarding the appropriateness of certain significant income tax benefits claimed by PHI related to its cross-border energy lease investments beginning with its 2001 federal income tax return. PHI currently estimates that, in the event the IRS were to be fully successful in its challenge to PHI’s tax position on the cross-border energy leases, PHI would be obligated to pay between $170 million and $200 million in additional federal and state taxes and between $50 million and $60 million of interest on the additional federal and state taxes projected as of March 31, 2013. The estimate of additional federal and state taxes due takes into account PHI’s estimate of the expected resolution of other uncertain and effectively settled tax positions unrelated to the leases, the carrying back or carrying forward of any existing net operating losses, and the application of certain amounts on deposit with the IRS.

In order to mitigate PHI’s ongoing interest costs associated with the estimate of additional taxes and interest, PHI made an advanced payment to the IRS of $242 million in the first quarter of 2013. This advanced payment was funded from currently available sources of liquidity and short-term borrowings.

Pension and Other Postretirement Benefit Plans

Based on the results of the 2012 actuarial valuation, PHI’s net periodic pension and other postretirement benefit (OPEB) costs were approximately $110 million in 2012 versus $94 million in 2011. The current estimate of benefit cost for 2013 is $99 million. The utility subsidiaries are responsible for substantially all of the total PHI net periodic pension and OPEB costs. Approximately 30% of net periodic pension and OPEB costs are capitalized. PHI estimates that its net periodic pension and OPEB expense will be approximately $69 million in 2013, as compared to $77 million in 2012 and $66 million in 2011.

PHI provides certain postretirement health care and life insurance benefits for eligible retired employees. Most employees hired on January 1, 2005 or later will not have company subsidized retiree medical coverage; however, they will be able to purchase coverage at full cost through PHI.

In 2012 and 2011, Pepco contributed $5 million and $7 million, respectively, DPL contributed $7 million and $6 million, respectively, and ACE contributed $7 million and $7 million, respectively, to the other postretirement benefit plan. In 2012 and 2011, contributions of $13 million were made by other PHI subsidiaries.

Pension benefits are provided under PHI’s non-contributory retirement plan (PHI Retirement Plan), a defined benefit pension plan that covers substantially all employees of Pepco, DPL and ACE and certain employees of other PHI subsidiaries. PHI’s funding policy with regard to the PHI Retirement Plan is to maintain a funding level that is at least equal to the target liability as defined under the Pension Protection Act of 2006.

Under the Pension Protection Act, if a plan incurs a funding shortfall in the preceding plan year, there can be required minimum quarterly contributions in the current and following plan years. On January 9, 2013, PHI, DPL and ACE made discretionary tax-deductible contributions to the PHI Retirement Plan in the amounts of $20 million, $10 million and $30 million, respectively, which is expected to bring the PHI Retirement Plan assets to the funding target level for 2013 under the Pension Protection Act. During 2012, Pepco, DPL and ACE made discretionary tax-deductible contributions to the PHI Retirement Plan in the amounts of $85 million, $85 million and $30 million, respectively. During 2011, Pepco, DPL and ACE made discretionary tax-deductible contributions to the PHI Retirement Plan in the amounts of $40 million, $40 million and $30 million, respectively. PHI satisfied the minimum required contribution rules under the Pension Protection Act in 2012, 2011 and 2010. For additional discussion of PHI’s Pension and Other Postretirement Benefits, see Note (10), “Pension and Other Postretirement Benefits,” to the consolidated financial statements of PHI.

Cash Flow Activity

PHI’s cash flows during 2012, 2011 and 2010 are summarized below:

	Cash Source (Use)
	2012	2011	2010
	(millions of dollars)
Operating Activities	$592	$686	$813
Investing Activities	(969)	(747)	718
Financing Activities	293	149	(1,556)

Net (decrease) increase in cash and cash equivalents	$(84)	$88	$(25)

Operating Activities

Cash flows from operating activities during 2012, 2011 and 2010 are summarized below:

	Cash Source (Use)
	2012	2011	2010
	(millions of dollars)
Net Income from continuing operations	$218	$222	$91
Non-cash adjustments to net income	451	410	402
Pension contributions	(200)	(110)	(100)
Changes in cash collateral related to derivative activities	88	9	13
Changes in other assets and liabilities	60	90	94
Changes in Conectiv Energy net assets held for sale	—	42	248
Changes in Pepco Energy Services net assets held for disposition	26	72	90
Changes in net liabilities related to cross-border energy lease investments held for disposition	(51)	(49)	(25)

Net cash from operating activities	$592	$686	$813

Net cash from operating activities decreased $94 million for the year ended December 31, 2012, compared to the same period in 2011. The decrease was due primarily to a $90 million increase in pension contributions compared to 2011, the disposition of substantially all of Conectiv Energy’s remaining assets in 2011 and a $46 million reduction in Pepco Energy Services net assets held for disposition. This was partially offset by a $79 million decrease in cash collateral related to derivative activities.

Net cash from operating activities decreased $127 million for the year ended December 31, 2011, compared to the same period in 2010. The decrease was due primarily to a $206 million reduction in Conectiv Energy net assets held for sale, an $18 million reduction in Pepco Energy Services net assets held for disposition, a $24 million increase in net liabilities related to cross-border energy lease investments held for disposition and a $10 million increase in pension contributions compared to 2010. A significant portion of the decline in Conectiv Energy assets held for sale was associated with the transfer of derivative instruments to a third party as further described in Note (19), “Discontinued Operations,” to the consolidated financial statements of PHI. Partially offsetting this decrease in operating cash flows was a $131 million increase in cash flows from continuing operations.

Investing Activities

Cash flows used by investing activities during 2012, 2011 and 2010 are summarized below:

	Cash (Use) Source
	2012	2011	2010
	(millions of dollars)
Investment in property, plant and equipment	$(1,216)	$(941)	$(802)
DOE capital reimbursement awards received	40	52	13
Proceeds from sale of Conectiv Energy wholesale power generation business	—	—	1,640
Changes in restricted cash equivalents	(1)	(10)	(2)
Net other investing activities	6	(9)	7
Investment in property, plant and equipment associated with Conectiv Energy assets held for sale	—	—	(138)
Proceeds from disposal of assets held for disposition	202	161	—

Net cash (used by) from investing activities	$(969)	$(747)	$718

Net cash used by investing activities increased $222 million for the year ended December 31, 2012, compared to the same period in 2011. The increase was due primarily to a $275 million increase in capital expenditures associated with new customer services, distribution reliability and transmission. This increase was partially offset by $41 million in increased proceeds received from the early termination in 2012 of certain cross-border energy leases held for disposition.

Net cash related to investing activities decreased $1,465 million for the year ended December 31, 2011 compared to the same period in 2010. The decrease was due primarily to the $1,640 million in proceeds from the sale of the Conectiv Energy wholesale power generation business in 2010 and a $138 million increase in capital expenditures, partially offset by the $161 million of proceeds from the early termination in 2011 of certain cross-border energy lease investments held for disposition.

Financing Activities

Cash flows from financing activities during 2012, 2011 and 2010 are summarized below:

	Cash (Use) Source
	2012	2011	2010
	(millions of dollars)
Dividends paid on common stock	$(248)	$(244)	$(241)
Common stock issued for the Dividend Reinvestment Plan and employee-related compensation	51	47	47
Redemption of preferred stock of subsidiaries	—	(6)	—
Issuances of long-term debt	450	235	383
Reacquisitions of long-term debt	(176)	(70)	(1,726)
Issuances of short-term debt, net	233	198	4
Cost of issuances	(9)	(10)	(7)
Net other financing activities	(8)	(1)	(6)
Net financing activities associated with Conectiv Energy assets held for sale	—	—	(10)

Net cash from (used by) financing activities	$293	$149	$(1,556)

Net cash from financing activities increased $144 million for the year ended December 31, 2012 compared to the same period in 2011. The increase was due primarily to a $35 million increase in net short-term debt issuances to temporarily support higher spending by the utilities on infrastructure investments and reliability initiatives, and a $109 million net increase in long-term debt.

Net cash related to financing activities increased $1,705 million for the year ended December 31, 2011 compared to the same period in 2010 primarily due to a $1,656 million decrease in reacquisitions of long-term debt in 2011 as a result of debt extinguishments in 2010.

Common Stock Dividends

Common stock dividend payments were $248 million in 2012, $244 million in 2011, and $241 million in 2010. The increase in common stock dividends paid in 2012 and 2011 was the result of additional shares outstanding, primarily shares issued under the Shareholder Dividend Reinvestment Plan (DRP).

Changes in Outstanding Common Stock

Under the Long-Term Incentive Plan, PHI issued approximately 1 million shares of common stock in each of 2012, 2011 and 2010.

Under the DRP, PHI issued 1.7 million shares of common stock in 2012, 1.6 million shares of common stock in 2011, and 1.8 million shares of common stock in 2010.

In February 2013, PHI issued 17.9 million shares of common stock pursuant to the settlement of the equity forward transaction discussed above.

Changes in Outstanding Long-Term Debt

Cash flows from issuances and reacquisitions of long-term debt in 2012, 2011 and 2010 are summarized in the charts below:

	2012	2011	2010
Issuances	(millions of dollars)

PHI
2.70% Senior notes due 2015	$—	$—	$250

	—	—	250

Pepco
3.05% First mortgage bonds due 2022	200	—	—

	200	—	—

DPL
0.75% Tax-exempt bonds due 2026 (a)	—	35	—
5.40% Tax-exempt bonds due 2031 (b)	—	—	78
1.80% Tax-exempt bonds due 2025 (c)	—	—	15
2.30% Tax-exempt bonds due 2028 (c)	—	—	16
4.00% First mortgage bonds due 2042	250	—	—

	250	35	109

ACE
4.35% First mortgage bonds due 2021	—	200	—
4.875% Tax-exempt bonds due 2029 (d)	—	—	23

	—	200	23

Pepco Energy Services	—	—	1

	$450	$235	$383

(a)	Consists of Pollution Control Refunding Revenue Bonds (DPL Bonds) issued by the Delaware Economic Development Authority (DEDA) for the benefit of DPL that were purchased by DPL in May 2011. See footnote (c) to the Reacquisitions table below. The DPL Bonds were resold to the public in June 2011. While DPL held the DPL Bonds, they remained outstanding as a contractual matter, but were considered extinguished for accounting purposes. In connection with the resale of the DPL Bonds, the interest rate on the bonds was changed from 4.90% to a fixed rate of 0.75%.
(b)	Consists of Gas Facilities Refunding Revenue Bonds issued by DEDA for the benefit of DPL.
(c)	Consists of Pollution Control Refunding Revenue Bonds issued by DEDA for the benefit of DPL that were purchased by DPL in July 2010. See footnote (d) to the Reacquisitions table below. The bonds were resold to the public in December 2010. While DPL held the bonds, they remained outstanding as a contractual matter, but were considered extinguished for accounting purposes. In connection with the resale of the bonds, the interest rate on the bonds was changed (i) from 5.50% to a fixed rate of 1.80% with respect to the tax-exempt bonds due 2025 and (ii) from 5.65% to a fixed rate of 2.30% with respect to the tax-exempt bonds due 2028. The bonds were purchased by DPL on June 1, 2012 pursuant to a mandatory purchase obligation and then retired.
(d)	Consists of Pollution Control Revenue Refunding Bonds (ACE Bonds) issued by The Pollution Control Financing Authority of Salem County for the benefit of ACE that were purchased by ACE in 2008. In connection with the resale of these bonds by ACE, the interest rate on the ACE Bonds was changed from an auction rate to a fixed rate. The ACE Bonds are secured by an outstanding series of senior notes issued by ACE, and the senior notes are in turn secured by a series of Collateral First Mortgage Bonds issued by ACE. Both the senior notes and the Collateral First Mortgage Bonds have maturity dates, optional and mandatory redemption provisions, interest rates and interest payment dates that are identical to the terms of the ACE Bonds. The payment by ACE of its obligations with respect to the ACE Bonds satisfies the corresponding payment obligations on the senior notes and Collateral First Mortgage Bonds. See Note (11), “Debt,” to the consolidated financial statements of PHI.

	2012	2011	2010
Reacquisitions	(millions of dollars)

PHI
4.00% Notes due 2010	$—	$—	$200
Floating rate notes due 2010	—	—	250
6.45% Senior notes due 2012	—	—	750
5.90% Senior notes due 2016	—	—	10
6.125% Senior notes due 2017	—	—	169
6.00% Senior notes due 2019	—	—	200
7.45% Senior notes due 2032	—	—	65

	—	—	1,644

Pepco
5.75% Tax-exempt bonds due 2010 (a)	—	—	16
5.375% Tax-exempt bonds due 2024 (b)	38	—	—

	38	—	16

DPL
4.90% Tax-exempt bonds due 2026 (c)	—	35	—
5.50% Tax-exempt bonds due 2025 (d)	—	—	15
5.65% Tax-exempt bonds due 2028 (d)	—	—	16
0.75% Tax-exempt bonds due 2026(b)	35	—	—
1.80% Tax-exempt bonds due 2025(e)	15	—	—
2.30% Tax-exempt bonds due 2028(e)	16	—	—
5.20% Tax-exempt bonds due 2019	31	—	—

	97	35	31

ACE
7.25% Medium-term notes due 2010	—	—	1
Securitization bonds due 2010-2012	37	35	34
5.60% First mortgage bonds due 2025(b)	4	—	—

	41	35	35

	$176	$70	$1,726

(a)	Consists of Pollution Control Revenue Refunding Bonds (Pepco 2010 Bonds) issued by Prince George’s County for the benefit of Pepco. The Pepco 2010 Bonds were secured by an outstanding series of Collateral First Mortgage Bonds issued by Pepco. The Collateral First Mortgage Bonds had maturity dates, optional and mandatory redemption provisions, interest rates and interest payment dates that were identical to the terms of the Pepco 2010 Bonds. Accordingly, the redemption of the Pepco 2010 Bonds at maturity automatically effected the redemption of the Collateral First Mortgage Bonds.
(b)	These bonds were secured by an outstanding series of collateral first mortgage bonds issued by the utility, which had maturity dates, optional and mandatory redemption provisions, interest rates and interest payment dates that are identical to the terms of the tax-exempt bonds. The collateral first mortgage bonds were automatically redeemed simultaneously with the redemption of the tax-exempt bonds.
(c)	Repurchased by DPL in May 2011 pursuant to a mandatory purchase provision in the indenture for the bonds that was triggered by the expiration of the original interest period for the bonds. The bonds were resold by DPL in June 2011. See footnote (a) to the Issuances table above.
(d)	Repurchased by DPL in July 2010 pursuant to a mandatory repurchase provision in the indenture for the bonds that was triggered by the expiration of the original interest period for the bonds. The bonds were resold by DPL in December 2010. See footnote (c) to the Issuances table above.
(e)	Repurchased by DPL in June 2012 pursuant to a mandatory purchase obligation and then retired.

Tax Exempt Auction Rate and First Mortgage Bond Issuances

During 2012, Pepco issued $200 million of 3.05% first mortgage bonds due April 1, 2022. Net proceeds from the issuance of the long-term debt were used primarily (i) to repay Pepco’s outstanding commercial paper that was issued to temporarily fund capital expenditures and working capital, (ii) to fund the redemption, prior to maturity, of all of the $38.3 million outstanding of the 5.375% pollution control revenue refunding bonds due in 2024 issued by the Industrial Development Authority of the City of Alexandria, Virginia (IDA), on Pepco’s behalf and (iii) for general corporate purposes.

During 2012, DPL issued $250 million of 4.00% first mortgage bonds due June 1, 2042. Net proceeds from the issuance of the long-term debt were used primarily (i) to repay $215 million of DPL’s outstanding commercial paper that was issued (a) to temporarily fund capital expenditures and working capital and (b) to fund the redemption in June 2012, prior to maturity, of $65.7 million in aggregate principal amount of three series of outstanding tax-exempt pollution control refunding revenue bonds issued by DEDA for DPL’s benefit; (ii) to fund the redemption, prior to maturity, of $31 million of tax-exempt bonds issued by DEDA for DPL’s benefit; and (iii) for general corporate purposes.

In 2011, DPL resold $35 million of Pollution Control Refunding Revenue Bonds (Delmarva Power & Light Company Project) Series 2001C due 2026 (the Series 2001C Bonds). The Series 2001C Bonds were issued for the benefit of DPL in 2001 and were repurchased by DPL on May 2, 2011, pursuant to a mandatory repurchase provision in the indenture for the Series 2001C Bonds triggered by the expiration of the original interest rate period specified by the Series 2001C Bonds. See footnote (c) to the Reacquisitions table above.

In connection with the issuance of the Series 2001C Bonds, DPL entered into a continuing disclosure agreement under which it is obligated to furnish certain information to the bondholders. At the time of the resale, the continuing disclosure agreement was amended and restated to designate the Municipal Securities Rulemaking Board as the sole repository for these continuing disclosure documents. The amendment and restatement of the continuing disclosure agreement did not change the operating or financial data that are required to be provided by DPL under such agreement.

In 2011, ACE issued $200 million of 4.35% first mortgage bonds due April 1, 2021. The net proceeds were used to repay short-term debt and for general corporate purposes.

In 2010, DEDA issued $78 million of 5.40% Gas Facilities Refunding Revenue Bonds due 2031 for the benefit of DPL. The proceeds were used by DPL to redeem $78 million in principal amount of Exempt Facilities Refunding Revenue Bonds issued by DEDA purchased in 2008. See footnote (b) to the Issuances table above. In March 2010, $23 million in aggregate principal amount of Pollution Control Revenue Refunding Bonds were resold by ACE to the public. See footnote (d) to the Issuances table above.

Tax Exempt Auction Rate and First Mortgage Bond Redemptions

During 2012, all of the $38.3 million of the outstanding 5.375% pollution control revenue refunding bonds issued by IDA for Pepco’s benefit were redeemed. In connection with the redemption, Pepco redeemed all of the $38.3 million outstanding of its 5.375% first mortgage bonds due in 2024 that secured the obligations under the pollution control bonds.

During 2012, DPL funded the redemption by DEDA, prior to maturity, of $65.7 million of outstanding tax-exempt pollution control refunding revenue bonds issued by DEDA for DPL’s benefit, as described above. Of the pollution control refunding revenue bonds redeemed, $34.5 million in aggregate principal amount bore interest at 0.75% per year and matured in 2026, $15.0 million in aggregate principal amount bore interest at 1.80% per year and matured in 2025, and $16.2 million in aggregate principal amount bore interest at 2.30% per year and matured in 2028. In connection with such redemption, on June 1, 2012, DPL redeemed, prior to maturity, all of the $34.5 million in aggregate principal amount outstanding of its 0.75% first mortgage bonds due 2026 that secured the obligations under one of the series of pollution control refunding revenue bonds redeemed by DEDA.

During 2012, DPL redeemed, prior to maturity, $31 million of 5.20% tax-exempt pollution control refunding revenue bonds due 2019, issued by the DEDA for DPL’s benefit. Contemporaneously with this redemption, DPL redeemed $31 million of its outstanding 5.20% first mortgage bonds due 2019 that secured the obligations under the pollution control bonds.

During 2012, ACE redeemed, prior to maturity, $4 million of 5.60% tax-exempt pollution control revenue bonds due 2025 issued by the Industrial Pollution Control Financing Authority of Salem County, New Jersey for ACE’s benefit. Contemporaneously with this redemption, ACE redeemed, prior to maturity, $4 million of its outstanding 5.60% first mortgage bonds due 2025 that secured the obligations under the pollution control bonds.

Changes in Short-Term Debt

As of December 31, 2012, PHI had a total of $637 million of commercial paper outstanding as compared to $586 million and $388 million of commercial paper outstanding at December 31, 2011 and 2010, respectively.

As of December 31, 2012, PHI had $200 million of term loan debt outstanding as compared to zero in 2011 and 2010.

Capital Requirements

Capital Expenditures

Pepco Holdings’ capital expenditures for the year ended December 31, 2012 totaled $1,216 million, up $275 million from $941 million in 2011. Capital expenditures in 2012 were $592 million for Pepco, $320 million for DPL, $256 million for ACE, $11 million for Pepco Energy Services and $37 million for Corporate and Other. The Power Delivery expenditures were primarily related to capital costs associated with new customer services, distribution reliability and transmission. Corporate and Other capital expenditures primarily consisted of hardware and software expenditures that will be allocated to Power Delivery when the assets are placed in service.

The table below shows the projected capital expenditures for Power Delivery, Pepco Energy Services and Corporate and Other for the five-year period 2013 through 2017. Pepco Holdings expects to fund these expenditures through internally generated cash and external financing.

	For the Year Ended December 31,
	2013	2014	2015	2016	2017	Total
	(millions of dollars)
Power Delivery

Distribution	$733	$801	$784	$753	$730	$3,801
Distribution – Smart Grid	41	1	—	8	45	95
Transmission	266	254	280	242	298	1,340
Gas Delivery	26	28	28	28	30	140
Other	139	126	102	80	83	530

Subtotal	1,205	1,210	1,194	1,111	1,186	5,906
DOE Capital Reimbursement Awards (a)	(7)	—	—	—	—	(7)

Total for Power Delivery	1,198	1,210	1,194	1,111	1,186	5,899
Pepco Energy Services	3	4	5	7	7	26
Corporate and Other	6	4	4	4	4	22

Total PHI	$1,207	$1,218	$1,203	$1,122	$1,197	$5,947

(a)	Reflects remaining anticipated reimbursements for capital expenditures pursuant to awards from the Department of Energy (DOE) under the American Recovery and Reinvestment Act of 2009.

Transmission and Distribution

The projected capital expenditures listed in the table for distribution (other than the smart grid), transmission and gas delivery are primarily for facility replacements and upgrades to accommodate customer growth and service reliability, including capital expenditures for continuing reliability enhancement efforts. For a more detailed discussion of these efforts, see “General Overview – Power Delivery.”

DOE Capital Reimbursement Awards

In 2009, the DOE announced awards under the American Recovery and Reinvestment Act of 2009 of:

•	$105 million and $44 million in Pepco’s Maryland and District of Columbia service territories, respectively, for the implementation of an AMI system, direct load control, distribution automation, and communications infrastructure.

•	$19 million in ACE’s New Jersey service territory for the implementation of an AMI system, direct load control, distribution automation, and communications infrastructure.

During 2010, Pepco, ACE and the DOE signed agreements formalizing the $168 million in awards. Of the $168 million, $130 million is being used for the smart grid and other capital expenditures of Pepco and ACE. The remaining $38 million is being used to offset incremental expenses associated with direct load control and other Pepco and ACE programs. During 2012, Pepco and ACE received award payments of $47 million and $5 million, respectively. The cumulative award payments received by Pepco and ACE as of December 31, 2012, were $115 million and $13 million, respectively.

The IRS has announced that, to the extent these grants are expended on capital items, they will not be considered taxable income.

Dividends

Pepco Holdings’ annual dividend rate on its common stock is determined by the Board of Directors on a quarterly basis and takes into consideration, among other factors, current and possible future developments that may affect PHI’s income and cash flows. In 2012, PHI’s Board of Directors declared quarterly dividends of 27 cents per share of common stock payable on March 30, 2012, June 29, 2012, September 28, 2012 and December 31, 2012.

On January 24, 2013, the Board of Directors declared a dividend on common stock of 27 cents per share payable March 28, 2013, to shareholders of record on March 11, 2013.

PHI, on a stand-alone basis, generates no operating income of its own. Accordingly, its ability to pay dividends to its shareholders depends on dividends received from its subsidiaries. In addition to their future financial performance, the ability of each of PHI’s direct and indirect subsidiaries to pay dividends is subject to limits imposed by: (i) state corporate laws, which impose limitations on the funds that can be used to pay dividends and when such dividends can be paid, and, in the case of ACE, the regulatory requirement that it obtain the prior approval of the NJBPU before dividends can be paid if its equity as a percent of its total capitalization, excluding securitization debt, falls below 30%; (ii) the prior rights of holders of existing and future mortgage bonds and other long-term debt issued by the subsidiaries, and any preferred stock that may be issued by the subsidiaries in the future, (iii) any other restrictions imposed in connection with the incurrence of liabilities; and (iv) certain provisions of ACE’s charter that impose restrictions on payment of common stock dividends for the benefit of preferred stockholders. None of Pepco, DPL or ACE currently have shares of preferred stock outstanding. Currently, the capitalization ratio limitation to which ACE is subject and the restriction in the ACE charter do not limit ACE’s ability to pay common stock dividends. PHI had approximately $1,077 million and $1,040 million of retained earnings free of restrictions at December 31, 2012 and 2011, respectively. These amounts represent the total retained earnings balances at those dates.

Contractual Obligations and Commercial Commitments

Summary information about Pepco Holdings’ consolidated contractual obligations and commercial commitments at December 31, 2012, is as follows:

	Contractual Maturity
Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	After 5 Years
	(millions of dollars)
Variable Rate Demand Bonds	$128	$128	$—	$—	$—
Commercial paper	637	637	—	—	—
Long-term debt (a)	4,485	568	743	473	2,701
Term loan agreement	200	200	—	—	—
Long-term project funding	13	1	4	2	6
Interest payments on debt	3,287	249	414	382	2,242
Capital leases, including interest	107	15	30	30	32
Operating leases	561	43	78	71	369
Estimated pension and OPEB plan contributions	94	94	—	—	—
Non-derivative fuel and power purchase contracts (b)	3,626	355	707	653	1,911

Total (c)	$13,138	$2,290	$1,976	$1,611	$7,261

(a)	Includes transition bonds issued by ACE Funding.
(b)	Excludes contracts for the purchase of electricity to satisfy Default Electricity Supply load service obligations which have neither a fixed commitment amount nor a minimum purchase amount. In addition, costs are recoverable from customers.
(c)	Excludes $167 million of net non-current liabilities related to uncertain tax positions due to uncertainty in the timing of the associated cash payments.

Third Party Guarantees, Indemnifications and Off-Balance Sheet Arrangements

PHI and certain of its subsidiaries have various financial and performance guarantees and indemnification obligations that they have entered into in the normal course of business to facilitate commercial transaction with third parties.

PHI guarantees the obligations of Pepco Energy Services under certain of its energy savings, combined heat and power and construction contracts. At December 31, 2012, PHI’s guarantees of Pepco Energy Services’ obligations under these contracts totaled $198 million.

For additional discussion of PHI’s third party guarantees, indemnifications, obligations and off-balance sheet arrangements, see Note (16), “Commitments and Contingencies,” to the consolidated financial statements of PHI.

Contractual Arrangements with Credit Rating Triggers or Margining Rights

Under certain contractual arrangements entered into by PHI’s subsidiaries, the subsidiary may be required to provide cash collateral or letters of credit as security for its contractual obligations if the credit ratings of PHI or the subsidiary are downgraded. In the event of a downgrade, the amount required to be posted would depend on the amount of the underlying contractual obligation existing at the time of the downgrade. Based on contractual provisions in effect at December 31, 2012, a downgrade in the unsecured debt credit ratings of PHI and each of its rated subsidiaries to below “investment grade” would increase the collateral obligation of PHI and its subsidiaries by up to $144 million. Of this amount, $40 million is attributable to derivatives, normal purchase and normal sale contracts, collateral, and other contracts under master netting agreements as described in Note (14), “Derivative Instruments and Hedging Activities,” to the consolidated financial statements of PHI. The remaining $104 million is attributable primarily to energy services contracts and accounts payable to independent system operators and distribution companies. PHI believes that it and its subsidiaries currently have sufficient liquidity to fund their operations and meet their financial obligations.

Many of the contractual arrangements entered into by PHI’s subsidiaries in connection with Default Electricity Supply activities include margining rights pursuant to which the PHI subsidiary or a counterparty may request collateral if the market value of the contractual obligations reaches levels in excess of the credit thresholds established in the applicable arrangements. Pursuant to these margining rights, the affected PHI subsidiary may receive, or be required to post, collateral due to energy price movements.

Environmental Remediation Obligations

PHI’s accrued liabilities for environmental remediation obligations as of December 31, 2012 totaled approximately $29 million, of which approximately $6 million is expected to be incurred in 2013, for potential environmental cleanup and related costs at sites owned or formerly owned by an operating subsidiary where an operating subsidiary is a potentially responsible party or is alleged to be a third-party contributor. For further information concerning the remediation obligations associated with these sites, see Note (16), “Commitments and Contingencies,” to the consolidated financial statements of PHI. For information regarding projected expenditures for environmental control facilities, see “Business – Environmental Matters.” The most significant environmental remediation obligations as of December 31, 2012, are for the following items:

•	Environmental investigation and remediation costs payable by Pepco with respect to the Benning Road site.

•	Amounts payable by DPL in accordance with a 2001 consent agreement reached with the Delaware Department of Natural Resources and Environmental Control, for remediation, site restoration, natural resource damage compensatory projects and other costs associated with environmental contamination that resulted from an oil release at the Indian River power plant, which DPL sold in June 2001.

•	Potential compliance remediation costs under New Jersey’s Industrial Site Recovery Act payable by PHI associated with the retained environmental exposure from the sale of the Conectiv Energy wholesale power generation business.

•	Amounts payable by DPL in connection with the Wilmington Coal Gas South site located in Wilmington, Delaware, to remediate residual material from the historical operation of a manufactured gas plant.

Sources of Capital

Pepco Holdings’ sources to meet its long-term funding needs, such as capital expenditures, dividends, and new investments, and its short-term funding needs, such as working capital and the temporary funding of long-term funding needs, include internally generated funds, issuances by PHI, Pepco, DPL and ACE under their commercial paper programs, securities issuances, short-term loans, and bank financing under new or existing facilities. PHI’s ability to generate funds from its operations and to access capital and credit markets is subject to risks and uncertainties. Volatile and deteriorating financial market conditions, diminished liquidity and tightening credit may affect access to certain of PHI’s potential funding sources. See Item 1A.“Risk Factors,” for additional discussion of important factors that may impact these sources of capital.

Cash Flow from Operations

Cash flow generated by regulated utility subsidiaries in Power Delivery is the primary source of PHI’s cash flow from operations. Additional cash flows are generated by the business of Pepco Energy Services and from the occasional sale of non-core assets.

Short-Term Funding Sources

Pepco Holdings and its regulated utility subsidiaries have traditionally used a number of sources to fulfill short-term funding needs, such as commercial paper, short-term notes and bank term loans and lines of credit. Proceeds from short-term borrowings are used primarily to meet working capital needs but may also be used to temporarily fund long-term capital requirements.

PHI, Pepco, DPL and ACE maintain ongoing commercial paper programs to address short-term liquidity needs. As of December 31, 2012, the maximum capacity available under these programs was $875 million, $500 million, $500 million and $250 million, respectively, subject to available borrowing capacity under the credit facility.

During 2012, PHI entered into a $200 million term loan agreement pursuant to which PHI has borrowed (and may not reborrow) $200 million. Proceeds were used to repay outstanding commercial paper obligations and for general corporate purposes.

Long-Term Funding Sources

The sources of long-term funding for PHI and its subsidiaries are the issuance of debt and equity securities and borrowing under long-term credit agreements. Proceeds from long-term financings are used primarily to fund long-term capital requirements, such as capital expenditures and new investments, and to repay or refinance existing indebtedness.

Regulatory Restrictions on Financing Activities

The issuance of debt securities by PHI’s principal subsidiaries requires the approval of either FERC or one or more state public utility commissions. Neither FERC approval nor state public utility commission approval is required as a condition to the issuance of securities by PHI.

State Financing Authority

Pepco’s long-term financing activities (including the issuance of securities and the incurrence of debt) are subject to authorization by the DCPSC and MPSC. DPL’s long-term financing activities are subject to authorization by the MPSC and the DPSC. ACE’s long-term and short-term (consisting of debt instruments with a maturity of one year or less) financing activities are subject to authorization by the NJBPU. Each utility, through periodic filings with the state public service commission(s) having jurisdiction over its financing activities, has maintained standing authority sufficient to cover its projected financing needs over a multi-year period.

FERC Financing Authority

Under the Federal Power Act (FPA), FERC has jurisdiction over the issuance of long-term and short-term securities of public utilities, but only if the issuance is not regulated by the state public utility commission in which the public utility is organized and operating. Under these provisions, FERC has jurisdiction over the issuance of short-term debt by Pepco and DPL. Pepco and DPL have obtained FERC authority for the issuance of short-term debt. Because Pepco Energy Services also qualifies as a public utility under the FPA and is not regulated by a state utility commission, FERC also has jurisdiction over the issuance of securities by Pepco Energy Services. Pepco Energy Services has obtained the requisite FERC financing authority in its market-based rate orders.

Money Pool

Pepco Holdings operates a system money pool under a blanket authorization adopted by FERC. The money pool is a cash management mechanism used by Pepco Holdings to manage the short-term investment and borrowing requirements of its subsidiaries that participate in the money pool. Pepco Holdings may invest in but not borrow from the money pool. Eligible subsidiaries with surplus cash may deposit those funds in the money pool. Deposits in the money pool are guaranteed by Pepco Holdings. Eligible subsidiaries with cash requirements may borrow from the money pool. Borrowings from the money pool are unsecured. Depositors in the money pool receive, and borrowers from the money pool pay, an interest rate based primarily on Pepco Holdings’ short-term borrowing rate. Pepco Holdings deposits funds in the money pool to the extent that the pool has insufficient funds to meet the borrowing needs of its participants, which may require Pepco Holdings to borrow funds for deposit from external sources.

Regulatory and Other Matters

Rate Proceedings

Distribution

The rates that each of Pepco, DPL and ACE is permitted to charge for the retail distribution of electricity and natural gas to its various classes of customers are based on the principle that the utility is entitled to generate an amount of revenue sufficient to recover the cost of providing the service, including a reasonable rate of return on its invested capital. These “base rates” are intended to cover all of each utility’s reasonable and prudent expenses of constructing, operating and maintaining its distribution facilities (other than costs covered by specific cost-recovery surcharges).

A change in base rates in a jurisdiction requires the approval of the public service commission. In the rate application submitted to the public service commission, the utility specifies an increase in its “revenue requirement,” which is the additional revenue that the utility is seeking authorization to earn. The “revenue requirement” consists of (i) the allowable expenses incurred by the utility, including operation and maintenance expenses, taxes and depreciation, and (ii) the utility’s cost of capital. The compensation of the utility for its cost of capital takes the form of an overall “rate of return” allowed by the public service commission on the utility’s distribution “rate base” to compensate the utility’s investors for their debt and equity investments in the company. The rate base is the aggregate value of the investment in property used by the utility in providing electricity and natural gas distribution services and generally consists of plant in service net of accumulated depreciation and accumulated deferred taxes, plus cash working capital, material and operating supplies and, depending on the jurisdiction, construction work in progress. Over time, the rate base is increased by utility property additions and reduced by depreciation and property retirements and write-offs.

In addition to its base rates, some of the costs of providing distribution service are recovered through the operation of surcharges. Examples of costs recovered by PHI’s utility subsidiaries through surcharges, which vary depending on the jurisdiction, include: a surcharge to reimburse the utility for the cost of purchasing electricity from NUGs (New Jersey); surcharges to reimburse the utility for costs of public interest programs for low income customers and for demand-side management programs (New Jersey, Maryland, Delaware and the District of Columbia); a surcharge to pay the Transitional Bond Charge (New Jersey); surcharges to reimburse the utility for certain environmental costs (Delaware and Maryland); and surcharges related to the BSA (Maryland and the District of Columbia).

Each utility subsidiary regularly reviews its distribution rates in each jurisdiction of its service territory, and files applications to adjust its rates as necessary in an effort to ensure that its revenues are sufficient to cover its operating expenses and its cost of capital. The timing of future rate filings and the change in the distribution rate requested will depend on a number of factors, including changes in revenues and expenses and the incurrence or the planned incurrence of capital expenditures (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – General Overview – Power Delivery Initiatives and Activities – Regulatory Lag”).

During 2012, Pepco, DPL and ACE concluded electric distribution base rate cases filed during 2011 in their respective state regulatory jurisdictions. In the fourth quarter of 2012, Pepco filed an electric distribution base rate increase application in Maryland, ACE filed an electric distribution base rate increase application in New Jersey and DPL filed a natural gas distribution base rate case in Delaware. Electric distribution base rate increase applications are expected to be filed in early 2013 by Pepco in the District of Columbia and by DPL in Delaware and Maryland.

In general, a request for new distribution rates is made on the basis of “test year” balances for rate base allowable operating expenses and a requested rate of return. The test year amounts used in the filing may be historical or partially projected. The public service commission may, however, select a different test period than that proposed by the applicable utility. Although the approved tariff rates are intended to be forward-looking, and therefore provide for the recovery of some future changes in rate base and operating costs, they typically do not reflect all of the changes in costs for the period in which the new rates are in effect.

The following table shows, for each of the PHI utility subsidiaries, the authorized return on equity as determined in the most recently concluded base rate proceeding and the effective date of the authorized return:

	Authorized Return on Equity	Rate Effective Date
Pepco:
District of Columbia (electricity)	9.50%	October 2012
Maryland (electricity)	9.31%	July 2012
DPL:
Delaware (electricity)	9.75%	July 2012
Maryland (electricity)	9.81%	July 2012
Delaware (natural gas)	10.00%	February 2011
ACE:
New Jersey (electricity)	9.75%	November 2012

Transmission

The rates Pepco, DPL and ACE are permitted to charge for the transmission of electricity are regulated by FERC and are based on each utility’s transmission rate base, transmission operating expenses and an overall rate of return that is approved by FERC. For each utility subsidiary, FERC has approved a formula for the calculation of the utility transmission rate, which is referred to as a “formula rate.” The formula rates include both fixed and variable elements. Certain of the fixed elements, such as the return on equity and depreciation rates, can be changed only in a FERC rate proceeding. The variable elements of the formula, including the utility’s rate base and operating expenses, are updated annually, effective June 1 of each year, with data from the utility’s most recent annual FERC Form 1 filing.

In addition to its formula rate, each utility’s return on equity is supplemented by incentive rates, sometimes referred to as “adders,” and other incentives, which are authorized by FERC to promote capital investment in transmission infrastructure. Return on equity adders are in effect for each of Pepco, DPL and ACE relating to specific transmission upgrades and improvements, as well as in consideration for each utility’s continued membership in PJM. As members of PJM, the transmission rates of Pepco, DPL and ACE are set out in PJM’s Open Access Transmission Tariff.

For a discussion of pending state public utility commission and FERC rate and other regulatory proceedings, see Note (7), “Regulatory Matters,” to the consolidated financial statements of PHI.

Legal Proceedings and Regulatory Matters

For a discussion of legal proceedings, see Note (16), “Commitments and Contingencies,” to the consolidated financial statements of PHI, and for a discussion of regulatory matters, see Note (7), “Regulatory Matters,” to the consolidated financial statements of PHI.

Critical Accounting Policies

General

PHI has identified the following accounting policies that result in having to make certain estimates that, as a result of the judgments, uncertainties, uniqueness and complexities of the underlying accounting standards and operations involved, could result in material changes in its financial condition or results of operations under different conditions or using different assumptions. PHI has discussed the development, selection and disclosure of each of these policies with the Audit Committee of the Board of Directors.

Goodwill Impairment Evaluation

Substantially all of PHI’s goodwill was generated by Pepco’s acquisition of Conectiv in 2002 and is allocated entirely to the Power Delivery reporting unit for purposes of assessing impairment under FASB guidance on goodwill and other intangibles (ASC 350). Management has identified Power Delivery as a single reporting unit because its components have similar economic characteristics, similar products and services and operate in a similar regulatory environment.

PHI tests its goodwill impairment at least annually as of November 1 and on an interim basis if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Factors that may result in an interim impairment test include, but are not limited to: a change in identified reporting units; an adverse change in business conditions; a protracted decline in stock price causing market capitalization to fall below book value; an adverse regulatory action; or impairment of long-lived assets in the reporting unit.

The first step of the goodwill impairment test compares the fair value of the reporting unit with its carrying amount, including goodwill. Management uses its best judgment to make reasonable projections of future cash flows for Power Delivery when estimating the reporting unit’s fair value. In addition, PHI selects a discount rate for the associated risk with those estimated cash flows. These judgments are inherently uncertain, and actual results could vary from those used in PHI’s estimates. The impact of such variations could significantly alter the results of a goodwill impairment test, which could materially impact the estimated fair value of Power Delivery and potentially the amount of any impairment recorded in the financial statements.

PHI’s November 1, 2012 annual impairment test indicated that its goodwill was not impaired. See Note (6), “Goodwill,” to the consolidated financial statements of PHI.

In order to estimate the fair value of the Power Delivery reporting unit, PHI uses two valuation techniques: an income approach and a market approach. The income approach estimates fair value based on a discounted cash flow analysis using estimated future cash flows and a terminal value that is consistent with Power Delivery’s long-term view of the business. This approach uses a discount rate based on the estimated weighted average cost of capital (WACC) for the reporting unit. PHI determines the estimated WACC by considering market-based information for the cost of equity and cost of debt that is appropriate for Power Delivery as of the measurement date. The market approach estimates fair value based on a multiple of earnings before interest, taxes, depreciation, and amortization (EBITDA) that management believes is consistent with EBITDA multiples for comparable utilities. PHI has consistently used this valuation framework to estimate the fair value of Power Delivery.

The estimation of fair value is dependent on a number of factors that are sourced from the Power Delivery reporting unit’s business forecast, including but not limited to interest rates, growth assumptions, returns on rate base, operating and capital expenditure requirements, and other factors, changes in which could materially impact the results of impairment testing. Assumptions and methodologies used in the models were consistent with historical experience. A hypothetical 10 percent decrease in fair value of the Power Delivery reporting unit at November 1, 2012 would not have resulted in the Power Delivery reporting unit failing the first step of the impairment test, as defined in the guidance, as the estimated fair value of the reporting unit would have been above its carrying value. Sensitive, interrelated and uncertain variables that could decrease the estimated fair value of the Power Delivery reporting unit include utility sector market performance, sustained adverse business conditions, change in forecasted revenues, higher operating and maintenance capital expenditure requirements, a significant increase in the cost of capital, and other factors.

PHI believes that the estimates involved in its goodwill impairment evaluation process represent “Critical Accounting Estimates” because they are subjective and susceptible to change from period to period as management makes assumptions and judgments, and the impact of a change in assumptions and estimates could be material to financial results.

Long-Lived Assets Impairment Evaluation

PHI believes that the estimates involved in its long-lived asset impairment evaluation process represent “Critical Accounting Estimates” because (i) they are highly susceptible to change from period to period because management is required to make assumptions and judgments about when events indicate the carrying value may not be recoverable and how to estimate undiscounted and discounted future cash flows and fair values, which are inherently uncertain, (ii) actual results could vary from those used in PHI’s estimates and the impact of such variations could be material, and (iii) the impact that recognizing an impairment would have on PHI’s assets as well as the net loss related to an impairment charge could be material. The primary assets subject to a long-lived asset impairment evaluation are property, plant, and equipment.

The FASB guidance on the accounting for the impairment or disposal of long-lived assets (ASC 360), requires that certain long-lived assets must be tested for recoverability whenever events or circumstances indicate that the carrying amount may not be recoverable, such as (i) a significant decrease in the market price of a long-lived asset or asset group, (ii) a significant adverse change in the extent or manner in which a long-lived asset or asset group is being used or in its physical condition, (iii) a significant adverse change in legal factors or in the business climate, including an adverse action or assessment by a regulator, (iv) an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset or asset group, (v) a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset or asset group, and (vi) a current expectation that, more likely than not, a long-lived asset or asset group will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.

An impairment loss may only be recognized if the carrying amount of an asset is not recoverable and the carrying amount exceeds its fair value. The asset is deemed not to be recoverable when its carrying amount exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. In order to estimate an asset’s future cash flows, PHI considers historical cash flows. PHI uses reasonable estimates in making these evaluations and considers various factors, including forward price curves for energy, fuel costs, legislative initiatives, and operating costs. If necessary, the process of determining fair value is performed consistently with the process described in assessing the fair value of goodwill discussed above.

Accounting for Derivatives

PHI believes that the estimates involved in accounting for its derivative instruments represent “Critical Accounting Estimates” because management exercises judgment in the following areas, any of which could have a material impact on its financial statements: (i) the application of the definition of a derivative to contracts to identify derivatives, (ii) the election of the normal purchases and normal sales exception from derivative accounting, (iii) the application of cash flow hedge accounting, and (iv) the estimation of fair value used in the measurement of derivatives and hedged items, which are highly susceptible to changes in value over time due to market trends or, in certain circumstances, significant uncertainties in modeling techniques used to measure fair value that could result in actual results being materially different from PHI’s estimates. See Note (2), “Significant Accounting Policies – Accounting for Derivatives,” and Note (14), “Derivative Instruments and Hedging Activities,” to the consolidated financial statements of PHI.

PHI and its subsidiaries use derivative instruments primarily to manage risk associated with commodity prices. The definition of a derivative in the FASB guidance results in management having to exercise judgment, such as whether there is a notional amount or net settlement provision in contracts. Management assesses a number of factors before determining whether it can designate derivatives for the normal purchase or normal sale exception from derivative accounting, including whether it is probable that the contracts will physically settle with delivery of the underlying commodity. The application of cash flow hedge accounting often requires judgment in the prospective and retrospective assessment and measurement of hedge effectiveness as well as whether it is probable that the forecasted transaction will occur. The fair value of derivatives is determined using quoted exchange prices where available. For instruments that are not traded on an exchange, external broker quotes are used to determine fair value. For some custom and complex instruments, internal models use market information when external broker quotes are not available. For certain long-dated instruments, broker or exchange data are extrapolated, or capacity prices are forecasted, for future periods where information is limited. Models are also used to estimate volumes for certain transactions. The same valuation methods are used for risk management purposes to determine the value of non-derivative, commodity exposure.

Pension and Other Postretirement Benefit Plans

PHI believes that the estimates involved in reporting the costs of providing pension and OPEB benefits represent Critical Accounting Estimates because (i) they are based on an actuarial calculation that includes a number of assumptions which are subjective in nature, (ii) they are dependent on numerous factors resulting from actual plan experience and assumptions of future experience, and (iii) changes in assumptions could impact PHI’s expected future cash funding requirements for the plans and would have an impact on the projected benefit obligations, which affect the reported amount of annual net periodic pension and OPEB cost on the income statement.

Assumptions about the future, including the discount rate applied to benefit obligations, the expected long-term rate of return on plan assets, the anticipated rate of increase in health care costs and participant compensation have a significant impact on employee benefit costs.

The discount rate for determining the pension benefit obligation was 4.15% and 5.00% as of December 31, 2012 and 2011, respectively. The discount rate for determining the postretirement benefit obligation was 4.10% and 4.90% as of December 31, 2012 and 2011, respectively. PHI utilizes an analytical tool developed by its actuaries to select the discount rate. The analytical tool utilizes a high-quality bond portfolio with cash flows that match the benefit payments expected to be made under the plans.

The expected long-term rate of return on pension plan assets was 7.25% and 7.75% as of December 31, 2012 and 2011, respectively. The expected long-term rate of return on postretirement benefit plan assets was 7.25% and 7.75% as of December 31, 2012 and 2011, respectively. PHI uses a building block approach to estimate the expected rate of return on plan assets. Under this approach, the percentage of plan assets in each asset class according to PHI’s target asset allocation, at the beginning of the year, is applied to the expected asset return for the related asset class. PHI incorporates long-term assumptions for real returns, inflation expectations, volatility, and correlations among asset classes to determine expected returns for the related asset class. The pension and postretirement benefit plan assets consist of equity, fixed income, real estate and private equity investments, and when viewed over a long-term horizon, are expected to yield a return on assets of 7.25% as of December 31, 2012.

The following table reflects the effect on the projected benefit obligation for the pension plan and the accumulated benefit obligation for the OPEB plan, as well as the net periodic cost for both plans, if there were changes in these critical actuarial assumptions while holding all other actuarial assumptions constant:

(in millions, except percentages)	Change in Assumptions	Impact on Benefit Obligation		Projected Increase in 2012 Net Periodic Cost
Pension Plan
Discount rate	(0.25)%	$82		$6
Expected return	(0.25)%	—	(a)	5
Postretirement Benefit Plan
Discount rate	(0.25)%	24		2
Expected return	(0.25)%	—	(a)	1
Health care cost trend rate	1.00%	33		2

(a)	A change in the expected return assumption has no impact on the Projected Benefit Obligation.

The impact of changes in assumptions and the difference between actual and expected or estimated results on pension and postretirement obligations is generally recognized over the average remaining service period of the employees who benefit under the plans rather than immediate recognition in the statements of income.

For additional discussion, see Note (10), “Pension and Other Postretirement Benefits,” to the consolidated financial statements of PHI.

Accounting for Regulated Activities

FASB guidance on the accounting for regulated activities, Regulated Operations (ASC 980), applies to Power Delivery and can result in the deferral of costs or revenue that would otherwise be recognized by non-regulated entities. PHI defers the recognition of costs and records regulatory assets when it is probable that those costs will be recovered in future customer rates. PHI defers the recognition of revenues and records regulatory liabilities when it is probable that it will refund payments received from customers in the future or that it will incur future costs related to the payments currently received from customers. PHI believes that the judgments involved in accounting for its regulated activities represent “Critical Accounting Estimates” because (i) management must interpret laws and regulatory commission orders to assess the probability of the recovery of costs in customer rates or the return of revenues to customers when determining whether those costs or revenues should be deferred, (ii) decisions made by regulatory commissions or legislative changes at a later date could vary from earlier interpretations made by management and the impact of such variations could be material, and (iii) the elimination of a regulatory asset because deferred costs are no longer probable of recovery in future customer rates could have a material negative impact on PHI’s assets and earnings.

Management’s most significant judgment is whether to defer costs or revenues when there is not a current regulatory order specific to the item being considered for deferral. In those cases, management considers relevant historical precedents of the regulatory commissions, the results of recent rate orders, and any new information from its more current interactions with the regulatory commissions on that item. Management regularly evaluates whether it should defer costs or revenues and reviews whether adjustments to its previous conclusions regarding its regulatory assets and liabilities are necessary based on the current regulatory and legislative environment as well as recent rate orders.

For additional discussion, see Note (7), “Regulatory Matters,” to the consolidated financial statements of PHI.

Unbilled Revenue

Unbilled revenue represents an estimate of revenue earned from services rendered by PHI’s utility operations that have not yet been billed. PHI’s utility operations calculate unbilled revenue using an output-based methodology. The calculation is based on the supply of electricity or natural gas distributed to customers but not yet billed, adjusted for estimated line losses (estimates of electricity and gas expected to be lost in the process of a utility’s transmission and distribution to customers).

PHI estimates involved in its unbilled revenue process represent “Critical Accounting Estimates” because management is required to make assumptions and judgments about input factors to the unbilled revenue calculation. Specifically, the determination of estimated line losses is inherently uncertain. Estimated line losses is defined as the estimates of electricity and natural gas expected to be lost in the process of its transmission and distribution to customers. A change in estimated line losses can change the output available for sale which is a factor in the unbilled revenue calculation. Certain factors can influence the estimated line losses such as weather and a change in customer mix. These factors may vary between companies due to geography and density of service territory, and the impact of changes in these factors could be material. PHI seeks to reduce the risk of an inaccurate estimate of unbilled revenue through corroboration of the estimate with historical information and other metrics.

Accounting for Income Taxes

PHI exercises significant judgment about the outcome of income tax matters in its application of the FASB guidance on accounting for income taxes and believes it represents a “Critical Accounting Estimate” because: (i) it records a current tax liability for estimated current tax expense on its federal and state tax returns; (ii) it records deferred tax assets for temporary differences between the financial statement and tax return determination of pre-tax income and the carrying amount of assets and liabilities that are more likely than not going to result in tax deductions in future years; (iii) it determines whether a valuation allowance is needed against deferred tax assets if it is more likely than not that some portion of the future tax deductions will not be realized; (iv) it records deferred tax liabilities for temporary differences between the financial statement and tax return determination of pre-tax income and the carrying amount of assets and liabilities if it is more likely than not that they are expected to result in tax payments in future years; (v) the measurement of deferred tax assets and deferred tax liabilities requires it to estimate future effective tax rates and future taxable income on its federal and state tax returns; (vi) it asserts that foreign earnings will continue to be indefinitely reinvested abroad; (vii) it must consider the effect of newly enacted tax law on its estimated effective tax rate and in measuring deferred tax balances; and (viii) it asserts that tax positions in its tax returns or expected to be taken in its tax returns are more likely than not to be sustained assuming that the tax positions will be examined by taxing authorities with full knowledge of all relevant information prior to recording the related tax benefit in the financial statements.

Assumptions, judgment and the use of estimates are required in determining if the “more likely than not” standard (that is, the cumulative result for a greater than 50% chance of being realized) has been met when developing the provision for current and deferred income taxes and the associated current and deferred tax assets and liabilities. PHI’s assumptions, judgments and estimates take into account current tax laws and regulations, interpretation of current tax laws and regulations, the impact of newly enacted tax laws and regulations, developments in case law, settlements of tax positions, and the possible outcomes of current and future investigations conducted by tax authorities. PHI has established reserves for income taxes to address potential exposures involving tax positions that could be challenged by tax authorities. Although PHI believes that these assumptions, judgments and estimates are reasonable, changes in tax laws and regulations or its interpretation of tax laws and regulations as well as the resolutions of the current and any future investigations or legal proceedings could significantly impact the financial results from applying the accounting for income taxes in the consolidated financial statements. PHI reviews its application of the “more likely than not” standard quarterly.

PHI also evaluates quarterly the probability of realizing deferred tax assets by reviewing a forecast of future taxable income and tax planning strategies that can be implemented, if necessary, to realize deferred tax assets. Failure to achieve forecasted taxable income or successfully implement tax planning strategies may affect the realization of deferred tax assets and the amount of any associated valuation allowance. The forecast of future taxable income is dependent on a number of factors that can change over time, including growth assumptions, business conditions, returns on rate base, operating and capital expenditures, cost of capital, tax laws and regulations, the legal structure of entities and other factors, which could materially impact the realizability of deferred tax assets and the associated financial results in the consolidated financial statements.

New Accounting Standards and Pronouncements

For information concerning new accounting standards and pronouncements that have recently been adopted by PHI and its subsidiaries or that one or more of the companies will be required to adopt on or before a specified date in the future, see Note (3), “Newly Adopted Accounting Standards,” and Note (4), “Recently Issued Accounting Standards, Not Yet Adopted,” to the consolidated financial statements of PHI.